Exhibit 4.1

EPICOR SOFTWARE CORPORATION,

ISSUER

AND

U.S. BANK NATIONAL ASSOCIATION,

TRUSTEE

FIRST SUPPLEMENTAL INDENTURE

Dated as of May 8, 2007

Supplementing that Certain

INDENTURE

Dated as of May 8, 2007

2.375% CONVERTIBLE SENIOR NOTES DUE 2027

i

ii

This First Supplemental Indenture, dated as of May 8, 2007 (the “Supplemental Indenture”), between Epicor Software Corporation, a corporation duly organized and existing under the laws of the State of Delaware, having its principal office at 18200 Von Karmen Ave., Suite 1000, Irvine, California 92612 (herein called the “Company”), and U.S. Bank National Association, a national banking association, as Trustee hereunder (herein called the “Trustee”), supplements that certain Indenture, dated as of May 8, 2007, between the Company and the Trustee (the “Indenture”).

RECITALS OF THE COMPANY

A. The Company has duly authorized the execution and delivery of the Indenture to provide for the issuance from time to time of its unsecured debentures, notes, or other evidences of indebtedness to be issued in one or more series as provided for in the Indenture.

B. The Indenture provides that the Securities of each series shall be in substantially the form set forth in the Indenture, or in such other form as may be established by or pursuant to a Board Resolution or in one or more supplemental indentures thereto, in each case with such appropriate insertions, omissions, substitutions, and other variations as are required or permitted by the Indenture, and may have such letters, numbers, or other marks of identification and such legends or endorsements placed thereon as may be required to comply with the rules of any securities exchange or Depositary therefor or as may, consistently therewith, be determined by the officers executing such securities, as evidenced by their execution thereof.

C. The Company and the Trustee have agreed that the Company shall issue and deliver, and the Trustee shall authenticate, Securities denominated “2.375% Convertible Senior Notes due 2027” pursuant to the terms of this Supplemental Indenture and substantially in the form set forth in Section 3.2 below, in each case with such appropriate insertions, omissions, substitutions, and other variations as are required or permitted by the Indenture and this Supplemental Indenture, and with such letters, numbers, or other marks of identification and such legends or endorsements placed thereon as may be required to comply with the rules of any securities exchange or Depositary therefor or as may, consistently herewith, be determined by the officers executing such Notes (as defined below), as evidenced by their execution of such Notes.

ARTICLE I

ISSUANCE OF SECURITIES

SECTION 1.1 Issuance of Notes; Principal Amount; Maturity.

(1) On May 8, 2007, the Company shall issue and deliver to the Trustee, and the Trustee shall authenticate, Notes substantially in the form set forth in Section 3.2 below, in each case with such appropriate insertions, omissions, substitutions and other variations as are required or permitted by the Indenture and this Supplemental Indenture, and with such letters, numbers, or other marks of identification and such legends or endorsements placed thereon as may be required to comply with the rules of any securities exchange or Depositary therefor or as may, consistently herewith, be determined by the officers executing such Notes, as evidenced by their execution of such Notes.

(2) The Initial Notes to initially be issued pursuant to this Supplemental Indenture shall be issued in the aggregate principal amount of $230,000,000 (including $30,000,000 which is being issued in accordance with the underwriters’ exercise of their option to purchase additional Notes pursuant to the terms set forth and as described in the Underwriting Agreement) and shall mature on May 15, 2027. The aggregate principal amount of Initial Notes Outstanding at any time may not exceed $230,000,000, except as provided in Section 306 of the Indenture. The Notes shall be issued only in denominations of $1,000 principal amount and any integral multiple thereof.

(3) The Company may from time to time after the execution of this Supplemental Indenture, execute and deliver to the Trustee for authentication Additional Notes, and the Trustee shall thereupon authenticate and deliver said Additional Notes to or upon the written order of the Company, without any further action by the Company hereunder; provided however, that the Company may issue Additional Notes only if: (1) such Additional Notes and Initial Notes are treated as part of the same issue of debt instruments for purposes of U.S. federal income tax laws; (2) such Additional Notes shall have the same CUSIP number as the Initial Notes and (3) the Trustee receives an Officer’s Certificate and an Opinion of Counsel to the effect that such issuance of Additional Notes complies with the provisions of this Supplemental Indenture and the Indenture, including the provisions of this Section 1.1(3).

SECTION 1.2 Interest.

(1) The Company shall pay interest on the Notes at a rate of 2.375% per annum (the “Note Interest Rate”), payable semi-annually in arrears on May 15 and November 15 of each year (each, an “Interest Payment Date,” as defined in the Indenture), commencing November 15, 2007.

(2) Interest on a Note will accrue semi-annually at the Note Interest Rate from and including May 8, 2007 or the last date in respect of which interest has been paid or duly provided for, as applicable, to but excluding the next succeeding Interest Payment Date, or the Maturity Date, as the case may be.

(3) Interest shall be paid on each Interest Payment Date to the Person in whose name a Note is registered in the Security Register at the close of business on the applicable Regular Record Date, provided that,

(i) the Company will not make any payment or other adjustment upon conversion with respect to any accrued interest on the Notes, and the Company will not adjust the Conversion Rate to account for accrued and unpaid interest, in each case, except as set forth in Section 6.2

(ii) on the Maturity Date, the Company will pay accrued and unpaid interest to the Person to whom the Company pays the principal amount, instead of to the Holder of record on the Record Date;

(iii) if the Company redeems a Note pursuant to Article V, or if a Holder surrenders a Note for repurchase upon a Fundamental Change pursuant to Article VIII, the

Company will pay accrued and unpaid interest, if any, to the Holder that surrenders the Note for redemption or repurchase, as the case may be, unless the Redemption Date or Fundamental Change Repurchase Date is after the close of business on a Regular Record Date and on or before the related Interest Payment Date. In this instance (1) the Company will pay accrued interest payable on such Interest Payment Date only to the Holder of record at the close of business on the related Regular Record Date, and (2) the Redemption Price or Fundamental Change Repurchase Price payable on the applicable Redemption Date or Fundamental Change Repurchase Date, as the case may be, will include only the principal amount of the Notes, but will not include any amount in respect of interest payable on such related Interest Payment Date; and

(iv) if a Holder surrenders a Note for purchase pursuant to Article VII, the Company will pay accrued and unpaid interest on the relevant Option Purchase Date to the Holder of record at the close of business on the related Record Date, and the Option Purchase Price payable on the applicable Option Purchase Date will include only the principal amount of the Notes, but will not include any amount in respect of interest payable on such related Interest Payment Date.

ARTICLE II

DEFINITIONS AND OTHER PROVISIONS OF GENERAL APPLICATION

SECTION 2.1 Definitions.

The terms defined in this Section 2.1 (except as herein otherwise expressly provided or unless the context of this Supplemental Indenture otherwise requires) for all purposes of this Supplemental Indenture and of any indenture supplemental hereto have the respective meanings specified in this Section 2.1. All other terms used in this Supplemental Indenture that are defined in the Indenture or the Trust Indenture Act, either directly or by reference therein (except as herein otherwise expressly provided or unless the context of this Supplemental Indenture otherwise requires), have the respective meanings assigned to such terms in the Indenture or the Trust Indenture Act, as the case may be, as in force at the date of this Supplemental Indenture as originally executed.

“Acquirer Stock Conversion Right Adjustment” has the meaning specified in Section 6.14(e).

“Additional Interest” has the meaning specified in Section 4.2.

“Additional Notes” means any Notes (other than the Initial Notes) issued pursuant to this Supplemental Indenture in accordance with Section 1.1(3), as part of the same series and with the same CUSIP number as the Initial Notes.

“Adjustment Cap” has the meaning specified in Section 6.6.

“Aggregate Amount” has the meaning specified in Section 6.5(e).

“Applicable Price” has the meaning specified in Section 6.14(c).

“Applicable Procedures” means, with respect to any transfer or transaction involving a Global Security or beneficial interest therein, the rules and procedures of DTC and its direct and indirect participants or any successor Depositary, in each case to the extent applicable to such transaction and as in effect from time to time.

“Bid Solicitation Agent” means U.S. Bank National Association, or such other entity appointed by the Company as “Bid Solicitation Agent” after the date hereof.

“Capital Stock” of any Person means any and all shares, interests, participations or other equivalents (however designated) of capital stock of such Person and all warrants or options to acquire such capital stock.

“Cash Percentage” has the meaning specified in Section 6.2(6).

“Cash Percentage Notice” has the meaning specified in Section 6.2(6).

“Cash Settlement Averaging Period” shall mean:

(i) for Notes that are converted during the period beginning with the 30th day prior to any Option Purchase Date or the Maturity Date, the 20 consecutive Trading Days beginning on the third Trading Day following the applicable Option Purchase Date or the Maturity Date;

(ii) with respect to optional redemption, the 20 consecutive Trading Days beginning on the third Trading Day following the Redemption Date; and

(iii) in all other instances, the 20 consecutive Trading Days beginning on the third Trading Day following the Conversion Date.

“Change in Control” has the meaning specified in Section 8.7(2).

“Closing Sale Price” means the closing sale price per share (or, if no closing sale price is reported, the average of the closing bid and ask prices or, if more than one in either case, the average of the average closing bid and the average closing ask prices) for the Company’s Common Stock or other Capital Stock or similar equity interests or other publicly traded securities on any Trading Day as reported on the principal United States securities exchange on which the Company’s Common Stock or such other Capital Stock or similar equity interests or other securities are traded or, if the Company’s Common Stock or such other Capital Stock or similar equity interests or other securities are not listed on a United States national or regional securities exchange, any United States system of automated dissemination of quotations of securities prices or an established over-the-counter trading market in the United States. The Closing Sale Price will be determined without regard to after-hours trading or extended market making. In the absence of the foregoing, the Company’s Board of Directors will determine the Closing Sale Price on such basis as it considers appropriate based on its reasonable good faith judgment.

“Code” has the meaning specified in Section 3.1.

“Collective Election” has the meaning specified in Section 6.11.

“Common Stock” shall mean shares of the Company’s Common Stock, $0.001 par value per share, as they exist on the date of this Supplemental Indenture or any other shares of Capital Stock of the Company into which the Common Stock shall be reclassified or changed.

“Conversion Agent” means U.S. Bank National Association, or any successor entity thereof.

“Conversion Date” has the meaning specified in Section 6.2.

“Conversion Price” means $1,000 divided by the Conversion Rate. As of the date of this Supplemental Indenture, this results in a Conversion Price of approximately $18.10 per share of Common Stock.

“Conversion Notice” means a notice delivered by a Holder in accordance with Article VI in the form set forth in Section 3.4.

“Conversion Rate” means 55.2608 shares of Common Stock per $1,000 principal amount of Notes, subject to any adjustment thereto in accordance with the terms of this Supplemental Indenture.

“Conversion Value” has the meaning specified in Section 6.1(2).

“Current Market Price” has the meaning specified in Section 6.5(g).

“Daily Conversion Value” shall mean, with respect to each Trading Day in the relevant Cash Settlement Averaging Period, one-twentieth (1/20th) of the product of (i) the Conversion Rate in effect on such Trading Day and (ii) the VWAP Price of Common Stock on such Trading Day (appropriately adjusted to reflect stock splits, stock dividends, combinations or similar events occurring during the Cash Settlement Averaging Period).

“Daily Settlement Amount” has the meaning specified in Section 6.2.

“Daily Share Amount” shall mean, with respect to a Trading Day in the relevant Cash Settlement Averaging Period, a fraction (a) whose numerator is the excess of such Daily Conversion Value over fifty dollars ($50) and (b) whose denominator is the VWAP Price of the Common Stock on such Trading Day.

“Default” means any event that is, or after notice or passage of time, or both, would be, an Event of Default.

“Determination Date” has the meaning specified in Section 6.5(g).

“DTC” means The Depository Trust Company, a New York corporation.

“Effective Date” has the meaning specified in Section 6.14(b).

“Event of Default” has the meaning specified in Section 4.1.

“Ex-Date” has the meaning specified in Section 6.5(g).

“Expiration Date” has the meaning specified in Section 6.5(e).

“Expiration Time” has the meaning specified in Section 6.5(e).

“Fundamental Change” has the meaning specified in 8.7(1).

“Fundamental Change Notice” has the meaning specified in Section 8.2(1).

“Fundamental Change Repurchase Date” has the meaning specified in Section 8.1(1).

“Fundamental Change Repurchase Price” has the meaning specified in Section 8.1(1).

“Fundamental Change Repurchase Right” has the meaning specified in Section 8.1(1).

“Initial Notes” means Notes in an aggregate principal amount of up to $230,000,000 initially issued under this Supplemental Indenture in accordance with Section 1.1(2).

“Issue Date” means May 8, 2007.

“Listed Business Combination” has the meaning specified in section 8.7(2).

“Listed Stock” has the meaning specified in section 8.7(2).

“Majority Ownership” means having “beneficial ownership” (within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934) of more than 50% of the total outstanding voting power of all classes of an entity’s Capital Stock entitled to vote generally in the election of directors.

“Make-Whole Applicable Increase” has the meaning specified in Section 6.14(b).

“Make-Whole Cap” has the meaning specified in Section 6.14(b).

“Make-Whole Consideration” has the meaning specified in Section 6.14(a).

“Make-Whole Conversion Period” has the meaning specified in Section 6.14(a).

“Make-Whole Floor” has the meaning specified in Section 6.14(b).

“Make-Whole Fundamental Change” means, prior to May 15, 2014, an event set forth in Section 8.7(2)(B) or 8.7(2)(C); provided however, that it will not be a Make-Whole Fundamental Change if at least 90% of the consideration paid for the Company’s Common Stock (excluding cash payments for fractional shares and cash payments made pursuant to dissenters’ appraisal rights) in a transaction set forth in Section 8.7(2)(C) consists of shares of Capital Stock traded on the New York Stock Exchange, The Nasdaq Stock Market or another United States national securities exchange or quoted on an established over-the-counter trading market in the United States (or that will be so traded or quoted immediately following the transaction) and as a result of such transaction or transactions the Notes become convertible into such shares of such Capital Stock.

“Market Disruption Event” means (i) a failure by the primary United States national securities exchange or market on which the Common Stock is listed or admitted to trading to open for trading during its regular trading session or (ii) the occurrence or existence prior to 1:00 p.m., New York City time, on any Trading Day for the Common Stock, for an aggregate of at least 30 minutes, of any suspension or limitation imposed on trading (by reason of movements in price exceeding limits permitted by the relevant securities exchange or otherwise) in the Common Stock or in any options, contracts or future contracts relating to the Common Stock.

“Maturity Date” means May 15, 2027.

“Net Shares” means the shares of Common Stock, if any, due upon conversion of the Notes.

“Note Interest Rate” has the meaning specified in Section 1.2(1).

“Notes” means the 2.375% Convertible Senior Notes due 2027 or any of them (each, a “Note”) as amended or supplemented from time to time, that are issued under this Supplemental Indenture, including both the Initial Notes and the Additional Notes, if any.

“Note Measurement Period” has the meaning specified in Section 6.1.

“Notice of Default” means a written notice of the kind specified in Section 4.1.

“Option Purchase Date” has the meaning specified in Section 7.1(1).

“Option Purchase Notice” has the meaning specified in Section 7.2(1).

“Option Purchase Price” has the meaning specified in Section 7.1(1).

“Principal Return” means the cash due upon conversion of the Notes.

“Public Acquirer Common Stock” means the common stock of the acquirer in a Public Acquirer Fundamental Change.

“Public Acquirer Fundamental Change” means a Make-Whole Fundamental Change as set forth in Section 8.7(C) where the acquirer (or any entity that has Majority Ownership of the acquirer) has a class of common stock that is traded or quoted on a national securities exchange or that will be so traded or quoted when issued or exchanged in connection with the Make-Whole Fundamental Change.

“Purchase Notice” means a notice delivered by a Holder in accordance with Article VII or Article VIII in the form set forth in Section 3.2.

“Redemption Date,” when used with respect to any Note to be redeemed, means the date fixed for such redemption by or pursuant to this Supplemental Indenture.

“Redemption Price,” when used with respect to any Note to be redeemed, means the price at which it is to be redeemed pursuant to this Supplemental Indenture.

“Reference Property” has the meaning specified in Section 6.11.

“Registrar” means the Security Registrar for the Notes, which shall initially be U.S. Bank National Association, or any successor entity thereof, subject to replacement as set forth in the Indenture.

“Regular Record Date” for interest payable in respect of any Note on any Interest Payment Date means the May 1 or November 1 (whether or not a Business Day), as the case may be, next preceding such Interest Payment Date.

“Responsible Officer,” when used with respect to the Trustee, means any officer within the Corporate Trust Office of the Trustee or any other officer of the Trustee to whom any corporate trust matter relating to this Supplemental Indenture is referred.

“Rights Plan” has the meaning specified in 6.13.

“Settlement Amount” has the meaning specified in Section 6.2.

“Spin-off” has the meaning specified in Section 6.5(c).

“Termination of Trading” has the meaning specified in Section 8.7(3).

“Trading Day” means any day during which: (i) trading in the Common Stock generally occurs on the primary United States national securities exchange or market on which the Common Stock is listed or admitted to trading and (ii) there is no Market Disruption Event.

“Trading Price” on any date of determination means the average of the secondary market bid quotations per $1,000 principal amount of Notes obtained by the Bid Solicitation Agent for $5,000,000 principal amount of the Notes at approximately 3:30 p.m., New York City time, on such determination date from three independent nationally recognized securities dealers the Company selects; provided that if the Bid Solicitation Agent reasonably determines that it can obtain only two such bids, then the average of the two bids will instead be used, and if the Bid Solicitation Agent reasonably determines that it can obtain only one such bid, this one bid shall be used. If the Bid Solicitation Agent reasonably determines that it cannot obtain at least one such bid or, in the reasonable good-faith judgment of the Board of Directors of the Company, the bid quotation or quotations are not indicative of the secondary market value of the Notes, then the Trading Price of the Notes will be deemed to be equal to 98% of the applicable Conversion Rate of the Notes multiplied by the Closing Stock Price on such determination date.

“Trading Price Condition” has the meaning specified in Section 6.1(2).

“Trigger Event” has the meaning specified in Section 6.6.

“Underlying Shares” has the meaning specified in Section 6.5(b)

“Underwriting Agreement” means the Underwriting Agreement, dated May 2, 2007, between the Company and the underwriters named therein, as such agreement may be amended from time to time.

“Voting Stock” means, with respect to any Person, all classes of Capital Stock entitled to vote generally in the election of the board of directors of such Person.

“VWAP Price” per share of Common Stock on any Trading Day means such price as displayed on Bloomberg (or any successor service) page EPIC <equity> AQR in respect of the period from 9:30 a.m. to 4:00 p.m., New York City time, on such Trading Day; or, if such price is not available, the VWAP Price means the market value per share of Common Stock on such day as determined by a nationally recognized independent investment banking firm retained for this purpose by the Company.

ARTICLE III

SECURITY FORMS

SECTION 3.1 Form Generally.

The Notes shall be in substantially the form set forth in this Article, with such appropriate insertions, omissions, substitutions and other variations as are required or permitted by this Supplemental Indenture and the Indenture, and may have such letters, numbers or other marks of identification and such legends or endorsements placed thereon as may be required to comply with the rules of any securities exchange, the Internal Revenue Code of 1986, as amended, and regulations of the United States Department of Treasury thereunder (the “Code”), or any applicable securities laws, or as may, consistent herewith, be determined by the officers executing such Notes, as evidenced by their execution thereof. All Notes shall be in fully registered form.

The Trustee’s certificates of authentication shall be in substantially the form set forth in Section 3.3.

Conversion Notices shall be in substantially the form set forth in Section 3.4.

Purchase Notices shall be in substantially the form set forth in Section 3.2.

The Notes shall be printed, lithographed, typewritten or engraved or produced by any combination of these methods or may be produced in any other manner permitted by the rules of any automated quotation system or securities exchange (including on steel engraved borders if so required by any securities exchange upon which the Notes may be listed) on which the Notes may be quoted or listed, as the case may be, all as determined by the officers executing such Notes, as evidenced by their execution thereof.

Upon their original issuance, the Notes shall be issued in the form of one or more Global Securities in definitive, fully registered form without interest coupons. Each such Global Security shall be registered in the name of DTC, as Depositary, or its nominee, and deposited with the Trustee, as custodian for DTC, for credit by DTC to the respective accounts of beneficial owners of the Notes represented thereby (or such other accounts as they may direct).

SECTION 3.2 Form of Note.

[FORM OF FACE]

[THE FOLLOWING LEGEND SHALL APPEAR ON THE FACE OF EACH GLOBAL SECURITY:

THIS NOTE IS A GLOBAL SECURITY WITHIN THE MEANING OF THE INDENTURE HEREINAFTER REFERRED TO AND IS REGISTERED IN THE NAME OF A DEPOSITARY OR A NOMINEE THEREOF. THIS NOTE MAY NOT BE EXCHANGED IN WHOLE OR IN PART FOR A NOTE REGISTERED, AND NO TRANSFER OF THIS NOTE IN WHOLE OR IN PART MAY BE REGISTERED, IN THE NAME OF ANY PERSON OTHER THAN SUCH DEPOSITARY OR A NOMINEE THEREOF, EXCEPT IN THE LIMITED CIRCUMSTANCES DESCRIBED IN THE INDENTURE.]

[THE FOLLOWING LEGEND SHALL APPEAR ON THE FACE OF EACH GLOBAL SECURITY FOR WHICH DTC IS TO BE THE DEPOSITARY:

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), TO THE COMPANY OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.]

EPICOR SOFTWARE CORPORATION

2.375% CONVERTIBLE SENIOR NOTE DUE 2027

No.	$

CUSIP NO.

Epicor Software Corporation, a corporation duly organized and existing under the laws of the State of Delaware (herein called the “Company”, which term includes any successor Person under the Indenture referred to on the reverse hereof), for value received, hereby promises to pay to                                 , or registered assigns, the principal sum of                                  United States Dollars (U.S.$            ) on May 15, 2027 and to pay interest thereon, from May 8, 2007, or from the most recent Interest Payment Date to which interest has been paid or duly provided for to but excluding the next Interest Payment Date, which shall be May 15 and November 15 of each year, commencing November 15, 2007, at the rate of 2.375% per annum, until the principal hereof is paid or made available for payment.

The interest so payable, and punctually paid or duly provided for, on any Interest Payment Date will, as provided in the Indenture, be paid to the Person in whose name this Note (or one or more Predecessor Securities) is registered at the close of business on the Regular Record Date for such interest, which shall be the May 1 or November 1 (whether or not a Business Day), as the case may be, next preceding such Interest Payment Date. Except as otherwise provided in the Indenture, any such interest not so punctually paid or duly provided for will forthwith cease to be payable to the Holder on such Regular Record Date and may either be paid to the Person in whose name this Note (or one or more Predecessor Securities) is registered at the close of business on a Special Record Date for the payment of such Defaulted Interest to be fixed by the Company, notice of which shall be given to Holders of Notes not less than 10 days prior to the Special Record Date, or be paid at any time in any other lawful manner not inconsistent with the requirements of any automated quotation system or securities exchange on which the Notes may be quoted or listed, and upon such notice as may be required by such exchange, all as more fully provided in the Indenture. Interest will be computed on the basis of a 360-day year composed of twelve 30-day months.

Payments of principal (and premium, if any) and interest (including Additional Interest, if any) on this Note will be made at shall be at the office or agency of the Company maintained for that purpose in The City of New York, in such coin or currency of the United States of America as at the time of payment shall be legal tender for the payment of public and private debts. With respect to Global Securities, the Company will make such payments by wire transfer of immediately available funds to DTC, or its nominee, as registered owner of the Global Securities. With respect to certificated Notes, the Company will make such payments by wire transfer of immediately available funds to a United States Dollar account maintained in The City of New York to each Holder of an aggregate principal amount of Notes in excess of U.S.$5,000,000 that has furnished wire instructions in writing to the Trustee no later than 15 days prior to the relevant payment date). If a Holder of a certificated Note (i) does not furnished such wire instructions as provided in the preceding sentence or (ii) holds $5,000,000 or less aggregate principal amount of Notes, the Company will make such payments by mailing a check to such Holder’s registered address.

Reference is hereby made to the further provisions of this Note set forth on the reverse hereof, which further provisions shall for all purposes have the same effect as if set forth at this place.

Unless the certificate of authentication hereon has been executed by the Trustee referred to on the reverse hereof or by the manual signature, this Note shall not be entitled to any benefit under the Indenture or be valid or obligatory for any purpose.

IN WITNESS WHEREOF, the Company has caused this instrument to be duly executed.

EPICOR SOFTWARE CORPORATION

By:
Name:
Title:

Attest:

By:
Name:
Title:

This is one of the Securities of the series designated referred to in the within-mentioned Indenture.

Dated:

U.S. BANK NATIONAL ASSOCIATION, as Trustee

By:
Authorized Signatory

[FORM OF REVERSE OF NOTE]

This Note is one of a duly authorized issue of securities of the Company designated as its “2.375% Convertible Senior Notes due 2027” (herein called the “Notes”), issued under an Indenture, dated as of May 8, 2007, as supplemented by that certain First Supplemental Indenture, dated as of May 8, 2007 (herein called, collectively, the “Indenture”), between the Company and U.S. Bank National Association, as Trustee (herein called the “Trustee,” which term includes any successor trustee under the Indenture), to which Indenture and all indentures supplemental thereto reference is hereby made for a statement of the respective rights, limitations of rights, duties and immunities thereunder of the Company, the Trustee and the Holders of the Notes and of the terms upon which the Notes are, and are to be, authenticated and delivered. The aggregate principal amount of Initial Notes outstanding at any time may not exceed $230,000,000 in aggregate principal amount, except as provided in Section 306 of the Indenture. The Supplemental Indenture pursuant to which this Note is issued provides that Additional Notes may be issued thereunder, if certain conditions are met.

No sinking fund is provided for the Notes.

On or after May 15, 2014, the Company may redeem, on a date not less than 30 nor more than 60 days after the date the Company mails a notice of redemption, all or any portion of the Notes for cash at a Redemption Price equal to 100% of the principal amount of the Notes plus accrued and unpaid interest (including Additional Interest, if any) to, but excluding, the Redemption Date. Interest installments on Notes payable prior to such Redemption Date will be payable to the Holders of such Notes, or one or more Predecessor Securities, of record at the close of business on the relevant Regular Record Dates referred to on the face hereof, all as provided in the Indenture. Whenever in this Note there is a reference, in any context, to the principal of any Note as of any time, such reference shall be deemed to include reference to the Redemption Price payable in respect of such Note to the extent that such Redemption Price is, was or would be so payable at such time, and express mention of the Redemption Price in any provision of this Note shall not be construed as excluding the Redemption Price so payable in those provisions of this Note when such express mention is not made.

Subject to the terms and conditions of the Supplemental Indenture, the Company shall become obligated to repurchase, at the option of the Holder on May 15, 2014, May 15, 2017 and May 15, 2022 (each an “Option Purchase Date”), all or a portion of the Notes held by such Holder, in any integral multiple of U.S.$1,000, for cash at a price per Note equal to 100% of the aggregate principal amount of the Note (the “Option Purchase Price”), together with accrued but unpaid interest (including Additional Interest, if any) thereon to, but excluding, the Option Purchase Date upon delivery of a Option Purchase Notice containing the information set forth in the Supplemental Indenture, together with the Notes subject thereto, at any time from the opening of business on the date that is 20 Business Days prior to such Option Purchase Date until the close of business on the Business Day immediately preceding the applicable Option Purchase Date, and upon delivery of the Notes to the Paying Agent by the Holder as set forth in the Supplemental Indenture.

If cash sufficient to pay the Option Purchase Price and accrued but unpaid interest (including Additional Interest, if any) on all Notes or portions thereof to be repurchased as of the Option Purchase Date is held by the Paying Agent on the Option Purchase Date, the Notes shall cease to be Outstanding and interest (including Additional Interest, if any) shall cease to accrue on such Notes (or portions thereof) as of such Option Purchase Date and the Holder thereof shall have no other rights as such, other than the right to receive the Option Purchase Price and such interest (including Additional Interest, if any) upon surrender of such Note.

Upon satisfaction of the conditions set forth in Article VI of the Supplemental Indenture, a Holder of a Note may convert any portion of the principal amount of any Note that is an integral multiple of U.S.$1,000 into cash or cash and fully paid and non-assessable shares (calculated as to each conversion to the nearest 1/10,000th of a share) of Common Stock in accordance with the provisions of Article VI of the Supplemental Indenture; provided that if such Note is called for redemption or delivered for repurchase pursuant to Article VII or Article VIII of the Supplemental Indenture, the conversion right will terminate at the close of business on the Business Day immediately preceding the Redemption Date, Option Purchase Date or Fundamental Change Repurchase Date, as applicable, of such Note (unless the Company shall default in making the redemption or repurchase payment when due). Subject to the satisfaction of the conditions set forth in Article VI of the Supplemental Indenture, such conversion right shall commence on the initial issuance date of the Notes and expire at the close of business on the Business Day immediately preceding the Maturity Date, subject, in the case of conversion of any Global Security, to any Applicable Procedures. The Conversion Price shall, as of the date of the Supplemental Indenture, initially be approximately $18.10 per share of Common Stock. The Conversion Rate shall, as of the date of the Supplemental Indenture, initially be 55.2608 shares of Common Stock per $1,000 principal amount of Notes. The Conversion Rate will be adjusted under the circumstances specified in the Supplemental Indenture. Upon conversion, no adjustment for interest (including Additional Interest, if any) or dividends will be made. No fractional shares will be issued upon conversion; in lieu thereof, an amount will be paid in cash in accordance with the provisions of Article VI of the Supplemental Indenture.

A Holder who elects to convert its Notes in connection with a transaction that occurs on or prior to May 15, 2014 that constitutes a Make-Whole Fundamental Change will be entitled to receive the Make-Whole Consideration upon conversion in certain circumstances set forth in Section 6.14 of the Supplemental Indenture, subject to the provisions of Section 6.14(e) of the Supplemental Indenture.

To convert a certificated Note, a Holder must (i) complete and manually sign the Conversion Notice (or a facsimile thereof), with appropriate signature guarantee, on the back of the Notes, (ii) surrender the Notes to a Conversion Agent, (iii) furnish appropriate endorsements and transfer documents if required by the Registrar or Conversion Agent, (iv) pay the amount of interest, if any, the Holder must pay in accordance with Section 6.2(3) of the Supplemental Indenture and (v) pay any tax or duty if required pursuant to Section 6.3 of the Supplemental Indenture. In addition, in the case of a Global Security, a converting Holder must comply with the Applicable Procedures. If a Holder surrenders a Note for conversion between the close of business on the Regular Record Date and prior to the opening of business on the related Interest Payment Date, including the Maturity Date, the Note must be accompanied by payment of an amount equal to the interest (including Additional Interest, if any) payable on such Interest

Payment Date on the principal amount of the Note or portion thereof then converted; provided that, no such payment shall be required (a) if a Holder converts its Notes after such Note has been called for redemption pursuant to Article V of the Supplemental Indenture, or (b) if the Holder converts Notes in connection with a Fundamental Change and the Company has specified a Redemption Date or a Fundamental Change Repurchase Date, as applicable, in each case that is after a Record Date and on or before the next Interest Payment Date; provided further, that, if the Company shall have, prior to the Conversion Date with respect to a Notes, defaulted in a payment of interest on such Notes, then in no event shall the Holder of such Notes who surrenders such Notes for conversion be required to pay any overdue interest existing at the time of conversion with respect to such Note.

A Holder may convert a portion of a Note equal to U.S.$1,000 or any integral multiple thereof in the circumstances described in Section 6.1 of the Supplemental Indenture.

A Note in respect of which a Holder has delivered a Purchase Notice exercising the option of such Holder to require the Company to repurchase such Note as provided in Article VII or Article VIII, respectively, of the Supplemental Indenture may be converted only if such notice of exercise is withdrawn in accordance with the terms of the Supplemental Indenture.

Whenever in this Note there is a reference, in any context, to the payment of interest on, or in respect of, any Note as of any time, such reference shall be deemed to include reference to Additional Interest, if any, payable in respect of such Note to the extent that such Additional Interest, if any, is, was or would be so payable at such time, and express mention of Additional Interest, if any, in any provision of this Note shall not be construed as excluding Additional Interest, if any, so payable in those provisions of this Note when such express mention is not made.

If a Fundamental Change occurs, the Holder of this Note, at the Holder’s option, shall have the right, in accordance with the provisions of the Supplemental Indenture, to require the Company to repurchase this Note (or any portion of the aggregate principal amount hereof that is at least U.S.$1,000 or an integral multiple of U.S.$1,000 in excess thereof, provided that the portion of the aggregate principal amount of this Note to be Outstanding after such repurchase is at least equal to U.S.$1,000) for cash at a Fundamental Change Repurchase Price equal to 100% of the aggregate principal amount thereof plus interest (including Additional Interest, if any) accrued to, but excluding, the Fundamental Change Repurchase Date, as provided in the Supplemental Indenture. Whenever in this Note there is a reference, in any context, to the principal of any Note as of any time, such reference shall be deemed to include reference to the Fundamental Change Repurchase Price payable in respect of such Note to the extent that such Fundamental Change Repurchase Price is, was or would be so payable at such time, and express mention of the Fundamental Change Repurchase Price in any provision of this Note shall not be construed as excluding the Fundamental Change Repurchase Price so payable in those provisions of this Note when such express mention is not made.

Notwithstanding anything to the contrary in Section 6.14 of the Supplemental Indenture, if the Company shall make any mailing, announcement or publication referred to in Section 6.14(d) of the Supplemental Indenture in respect of a Make-Whole Fundamental Change that shall also constitute a Public Acquirer Fundamental Change, then the Company shall have the right to, in lieu of increasing the Conversion Rate pursuant to Section 6.14(a) of the Supplemental Indenture in connection with such Make-Whole Fundamental Change, cause the right to convert the Notes in accordance with Article VI of the Supplemental Indenture to change in the manner set forth in and subject to the terms and conditions of, Section 6.14(e) of the Supplemental Indenture.

If this Note is a Global Security, then, in the event of a deposit or withdrawal of an interest in this Note, including an exchange, transfer, redemption, repurchase or conversion of this Note in part only, the Trustee, as custodian of the Depositary, shall make an adjustment on its records to reflect such deposit or withdrawal in accordance with the Applicable Procedures.

If an Event of Default shall occur and be continuing, the principal of all the Notes, together with accrued interest to the date of declaration, may be declared due and payable in the manner and with the effect provided in the Supplemental Indenture. Upon payment (i) of the amount of principal so declared due and payable, together with accrued interest to the date of declaration, and (ii) of interest on any overdue principal and, to the extent permitted by applicable law, overdue interest, all of the Company’s obligations in respect of the payment of the principal of and interest on the Notes shall terminate.

The Indenture permits, with certain exceptions as therein provided, the amendment thereof and the modification of the rights and obligations of the Company and the rights of the Holders of the Notes under the Indenture at any time by the Company and the Trustee with the written consent of the Holders of not less than a majority in aggregate principal amount of the Notes at the time Outstanding. The Indenture also contains provisions permitting the Holders of a majority in aggregate principal amount of the Notes at the time Outstanding, on behalf of the Holders of all the Notes, to waive compliance by the Company with certain provisions of the Indenture and certain past defaults under the Indenture and their consequences. Any such consent or waiver by the Holder of this Note shall be conclusive and binding upon such Holder and upon all future Holders of this Note and of any Note issued upon the registration of transfer hereof or in exchange herefor or in lieu hereof whether or not notation of such consent or waiver is made upon this Note or such other Note. Certain modifications or amendments to the Indenture require the consent of the Holder of each Outstanding Note affected.

As provided in and subject to the provisions of the Indenture, the Holder of this Note shall not have the right to institute any proceeding with respect to the Indenture or for the appointment of a receiver or trustee or for any other remedy thereunder, unless such Holder shall have previously given the Trustee written notice of a continuing Event of Default, and, among other things, the Holders of not less than 25% in aggregate principal amount of the Outstanding Notes shall have made written request to the Trustee to institute proceedings in respect of such Event of Default as Trustee. The foregoing shall not apply to any suit instituted by the Holder of this Note for the enforcement of any payment of principal hereof or interest (including Additional Interest, if any) hereon, on or after the respective due dates expressed herein or for the enforcement of the right to convert this Note as provided in the Indenture.

No reference herein to the Indenture and no provision of this Note or of the Indenture shall alter or impair (without the consent of the Holder hereof) the obligation of the Company, which is absolute and unconditional, to pay the principal of and interest (including Additional

Interest, if any) on this Note at the times, places and rate, and in the coin or currency, herein prescribed or to convert this Note as provided in the Indenture.

As provided in the Indenture and subject to certain limitations therein set forth, the transfer of this Note is registrable on the Security Register upon surrender of this Note for registration of transfer at such office or agency of the Company as may be designated by it for such purpose in The City of New York, or at such other offices or agencies as the Company may designate, duly endorsed by, or accompanied by a written instrument of transfer in form satisfactory to the Company and the Registrar duly executed by, the Holder thereof or his attorney duly authorized in writing, and thereupon one or more new Notes, of authorized denominations and for the same aggregate principal amount, will be issued to the designated transferee or transferees by the Registrar. As provided in the Indenture and subject to certain limitations therein set forth, Notes are exchangeable for a like aggregate principal amount of Notes of any authorized denominations as requested by the Holder surrendering the same upon surrender of the Note or Notes to be exchanged, at such office or agency of the Company. The Trustee upon such surrender by the Holder will issue the new Notes in the requested denominations. No service charge shall be made for any such registration of transfer or exchange, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

Prior to due presentment of this Note for registration of transfer, the Company, the Trustee, any Agent and any agent of the Company, the Trustee or any Agent may treat the Person in whose name such Note is registered as the owner thereof for all purposes, whether or not such Note be overdue, and neither the Company, the Trustee nor any Agent or other such agent shall be affected by notice to the contrary.

THE INDENTURE AND THIS SECURITY SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

All terms used in this Note which are defined in the Indenture shall have the meanings assigned to them in the Indenture. In the event of a conflict between this Note and the Indenture, the provisions of the Indenture shall govern.

ABBREVIATIONS

The following abbreviations, when used in the inscription of the face of this Note, shall be construed as though they were written out in full according to applicable laws or regulations:

TEN COM	as tenant in common	UNIF GIFT MIN ACT	Custodian

TEN ENT	as tenants by the entireties (Cust)		(Cust)	(Minor)

JT TEN	as joint tenants with right of survivorship and not as tenants in common		under Uniform Gifts to Minors Act

(State)

Additional abbreviations may also be used though not in the above list.

PURCHASE NOTICE

(1) Pursuant to Article VII or Article VIII of the Supplemental Indenture, the undersigned hereby elects to have this Note repurchased by the Company.

(2) The undersigned hereby directs the Trustee or the Company to pay it or                      an amount in cash equal to 100% of the aggregate principal amount to be repurchased (as set forth below), plus interest (including Additional Interest, if any) accrued to, but excluding, the Option Purchase Date or the Fundamental Change Repurchase Date, as applicable, as provided in the Supplemental Indenture.

Dated:

Signature(s)

Signature(s) must be guaranteed by an Eligible Guarantor Institution with membership in an approved signature guarantee program pursuant to Rule 17Ad-15 under the Securities Exchange Act of 1934.

Signature Guaranteed

Principal amount to be repurchased (at least

U.S.$1,000 or an integral multiple of $1,000

in excess thereof):

Remaining aggregate principal amount

following such repurchase (not less than

U.S.$1,000):

NOTICE: The signature to the foregoing election must correspond to the name as written upon the face of this Note in every particular, without alteration or any change whatsoever.

SECTION 3.3 Form of Certificate of Authentication.

The Trustee’s certificate of authentication shall be in substantially the following form:

This is one of the Notes referred to in the within-mentioned Indenture.

Dated:

U.S. BANK NATIONAL ASSOCIATIONas Trustee

By:
Authorized Signatory

SECTION 3.4 Form of Conversion Notice.

CONVERSION NOTICE

To Epicor Software Corporation:

The undersigned Holder of this Note hereby irrevocably exercises the option to convert this Note, or any portion of the aggregate principal amount hereof (which is U.S.$1,000 or an integral multiple of U.S.$1,000 in excess thereof, provided that the unconverted portion of such aggregate principal amount is U.S.$1,000 or any integral multiple of U.S.$1,000 in excess thereof) below designated in accordance with the terms of the Indenture referred to in this Note, into the consideration set forth in, and in accordance with the terms of, the Supplemental Indenture referred to in this Note, and directs that shares, if any, together with a check in payment and any Notes representing any unconverted aggregate principal amount hereof, be delivered to and be registered in the name of the undersigned unless a different name has been indicated below. If shares of Common Stock or Notes are to be registered in the name of a Person other than the undersigned, (a) the undersigned will pay all transfer taxes payable with respect thereto and (b) signature(s) must be guaranteed by an Eligible Guarantor Institution with membership in an approved signature guarantee program pursuant to Rule 17Ad-15 under the Exchange Act. Any amount required to be paid by the undersigned on account of interest accompanies this Note.

Dated:
Signature(s)

If shares or Notes are to be registered in the

name of a Person other than the Holder,

please print such Person’s name

and address:

(Name)

(Address)

Social Security or other Identification
Number, if any

[Signature Guaranteed]

If only a portion of the Notes is to be converted, please indicate:

1.	Principal amount to be converted: U.S.$

2.	Principal amount and denomination of Notes representing unconverted aggregate principal amount to be issued:

Amount: U.S.$	Denominations: U.S.$

(U.S.$1,000 or any integral multiple of U.S.$1,000 in excess thereof, provided that the unconverted portion of such aggregate principal amount is U.S.$1,000 or any integral multiple of U.S.$1,000 in excess thereof)

SECTION 3.5 Form of Assignment.

For value received                                  hereby sell(s), assign(s) and transfer(s) unto                                  (Please insert social security or other identifying number of assignee) the within Note, and hereby irrevocably constitutes and appoints                                  as attorney to transfer the said Note on the books of the Company, with full power of substitution in the premises.

Dated:

Signature(s)

Signature(s) must be guaranteed by an Eligible Guarantor Institution with membership in an approved signature guarantee program pursuant to Rule 17Ad-15 under the Securities Exchange Act of 1934.

Signature Guaranteed

ARTICLE IV

REMEDIES

SECTION 4.1 Events of Default.

Section 501 of the Indenture shall not be applicable to the Notes.

“Event of Default,” wherever used herein, means any one of the following events (whatever the reason for such Event of Default and whether it shall be voluntary or involuntary or be effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body):

(1) default in the payment of principal of or premium, if any, on any Notes, when such amount becomes due and payable, on the Maturity Date, upon redemption or any Option Purchase Date, on a Fundamental Change Repurchase Date or otherwise; or

(2) default in the payment of any interest (including Additional Interest, if any) upon any Note when it becomes due and payable, and continuance of such default for a period of 30 days; or

(3) failure by the Company to comply with its conversion obligations upon the exercise of a Holder’s conversion right in accordance with Article VI hereto, and continuance of such failure for a period of five Business Days; or

(4) the Company fails to timely provide a Fundamental Change Notice or an Option Purchase Notice, as required by the provisions of this Supplemental Indenture, or fails to timely provide any notice pursuant to, and in accordance with, Section 6.1(5) or Section 6.14(d); or

(5) the Company’s failure to comply with any term, covenant or agreement in this Supplemental Indenture, the Indenture or the Notes (other than term, covenant or agreement, a default in the performance or breach of which is specifically dealt with elsewhere in this

Section), and continuance of such default or breach for a period of 90 days after there has been given written notice, sent by registered or certified mail, to the Company by the Trustee or to the Company and the Trustee by the Holders of at least 25% in aggregate principal amount of the Outstanding Notes specifying such default or breach and requiring it to be remedied and stating that such notice is a “Notice of Default” hereunder; or

(6) default by the Company or any of its Subsidiaries in the payment when due, after the expiration of any applicable grace period, of principal of, or premium, if any, or interest on, indebtedness for money borrowed where the amount of such unpaid principal, premium and interest is in the aggregate amount of $30 million or more, or acceleration of the Company’s or its Subsidiaries’ indebtedness for money borrowed in such aggregate principal amount or more so that it becomes due and payable before the date on which it would otherwise have become due and payable, in each case if such default is not cured or waived, or such acceleration is not rescinded, within 60 days after written notice to the Company by the Trustee or to the Company and the Trustee by Holders of at least 25% in aggregate principal amount of Notes then Outstanding, in accordance with the Indenture; or

(7) the entry by a court having jurisdiction in the premises of (A) a decree or order for relief in respect of the Company or any Significant Subsidiary of the Company in an involuntary case or proceeding under any applicable Federal or State bankruptcy, insolvency, reorganization or other similar law or (B) a decree or order adjudging the Company or any Significant Subsidiary of the Company a bankrupt or insolvent, or approving as properly filed a petition seeking reorganization, arrangement, adjustment or composition of or in respect of the Company or any Significant Subsidiary of the Company under any applicable Federal or State law, or appointing a custodian, receiver, liquidator, assignee, trustee, sequestrator or other similar official of the Company or any Significant Subsidiary of the Company or of any substantial part of the property of either, or ordering the winding up or liquidation of its affairs, and the continuance of any such decree or order for relief or any such other decree or order unstayed and in effect for a period of 60 consecutive days; or

(8) the commencement by the Company or any Significant Subsidiary of the Company of a voluntary case or proceeding under any applicable Federal or State bankruptcy, insolvency, reorganization or other similar law or of any other case or proceeding to be adjudicated a bankrupt or insolvent, or the consent by either to the entry of a decree or order for relief in respect of the Company or any Significant Subsidiary of the Company in an involuntary case or proceeding under any applicable Federal or State bankruptcy, insolvency, reorganization or other similar law or to the commencement of any bankruptcy or insolvency case or proceeding against either, or the filing by either of a petition or answer or consent seeking reorganization or similar relief under any applicable Federal or State law, or the consent by either to the filing of such petition or to the appointment of or taking possession by a custodian, receiver, liquidator, assignee, trustee, sequestrator or other similar official of the Company or any Significant Subsidiary of the Company or of any substantial part of the property of either, or the making by either of an assignment for the benefit of creditors, or the admission by either in writing of its inability to pay its debts generally as they become due, or the taking of corporate action by the Company or any Significant Subsidiary of the Company in furtherance of any such action.

SECTION 4.2 Acceleration of Maturity; Rescission and Annulment.

Section 502 of the Indenture shall not be applicable to the Notes.

If an Event of Default (other than an Event of Default specified in Section 4.1(7) or 4.1(8) with respect to the Company) occurs and is continuing, then in every such case the Trustee or the Holders of not less than 25% in aggregate principal amount of the Outstanding Notes may declare the principal of and accrued and unpaid interest (including Additional Interest, if any) on all the Notes to be due and payable immediately, by a notice in writing to the Company (and to the Trustee if given by the Holders), and upon any such declaration such principal and accrued and unpaid interest (including Additional Interest, if any) thereon shall become immediately due and payable. If an Event of Default specified in Section 4.1(7) or 4.1(8) occurs with respect to the Company (and not solely with respect to a Significant Subsidiary), the principal of, and accrued and unpaid interest (including Additional Interest, if any) on, all the Notes shall automatically become immediately due and payable without any declaration or other Act of the Holders or any act on the part of the Trustee.

Notwithstanding the foregoing, to the extent elected by the Company, the sole remedy for an Event of Default relating to any violation of any obligations the Company may be deemed to have pursuant to Section 314(a)(1) of the Trust Indenture Act or the Company’s other reporting and information delivery obligations with respect to filings with the Commission as provided in Section 704 of the Indenture, shall, for the first 180 days after the occurrence of such an Event of Default, consist exclusively of the right to receive special interest (“Additional Interest”) on the Notes at an annual rate equal to 0.25% of the principal amount of the Notes. Such Additional Interest shall be paid semi-annually in arrears, with the first semi-annual payment due on the first Interest Payment Date following the date on which such Additional Interest began to accrue on the Notes. Additional Interest shall accrue on all Outstanding Notes from and including the date on which an Event of Default relating to any violation of any obligations the Company may be deemed to have pursuant to Section 314(a)(1) of the Trust Indenture Act or the Company’s other reporting and information delivery obligations with respect to filings with the Commission as provided in Section 704 of the Indenture shall first occur to and including the 180th day thereafter (or such earlier date on which such Event of Default shall have been cured or waived). After such 180th day (or earlier, if the Event of Default relating to the failure to comply with Section 6.1 is cured or waived prior to such 180th day), such Additional Interest shall cease to accrue and, if the Event of Default relating to the failure to comply with Section 704 of the Indenture shall not have been cured or waived on or prior to such 180th day, the Notes shall be subject to acceleration as provided in this Section 4.2. In no event shall such Additional Interest accrue at a rate per annum in excess of 0.25% per annum, regardless of the number of events or circumstances giving rise to the requirement to pay such Additional Interest. The provisions of this paragraph shall not affect the rights of holders in the event of the occurrence of any other Event of Default. In the event the Company shall not elect to pay Additional Interest upon an Event of Default resulting from the failure of the Company to comply with the provisions of Section 704 of the Indenture, the Notes shall be subject to acceleration as provided above in this Section 4.2.

If the Company shall elect to pay Additional Interest in connection with an Event of Default relating to its failure to comply with the requirements of Section 704 of the Indenture,

(1) the Company shall notify all Holders and the Trustee and Paying Agent of such election in writing on or before the close of business on the date on which such Event of Default shall first occur, and (2) all references herein to interest accrued or payable as of any date shall include any Additional Interest accrued or payable as of such date as provided in this Section 4.2.

At any time after such acceleration has been made and before a judgment or decree for payment of the money due has been obtained by the Trustee as hereinafter in this Article IV provided, the Holders of a majority in aggregate principal amount of the Outstanding Notes, by written notice to the Trustee, may, on behalf of all Holders, rescind and annul such acceleration and its consequences if:

(1) all Events of Default, other than the nonpayment of the principal of and interest (including Additional Interest, if any) on, Notes which have become due solely by such acceleration, have been cured or waived as provided in Section 513 of the Indenture;

(2) such rescission and annulment would not conflict with any judgment or decree issued in appropriate judicial proceedings regarding the payment by the Trustee to the Holders of the amounts referred to in Section 4.2(3); and

(3) the Company has paid or deposited with the Trustee a sum sufficient to pay

(i) all overdue interest on all Notes,

(ii) the principal on any Notes that have become due otherwise than by such declaration of acceleration and any interest (including Additional Interest, if any) thereon at the rate borne by the Notes,

(iii) to the extent permitted by applicable law, interest upon overdue interest at a rate of 2.375% per annum, and

(iv) all sums paid or advanced by the Trustee or any Agent hereunder and the reasonable compensation, expenses, disbursements and advances of each of the Trustee and such Agents and their respective agents and counsel.

No rescission or annulment referred to above shall affect any subsequent default or impair any right consequent thereon.

ARTICLE V

REDEMPTION OF SECURITIES

SECTION 5.1 Right of Redemption.

(1) On or after May 15, 2014 the Company may redeem the Notes, at its option, in whole, or in part (which must be equal to U.S.$1,000 or any integral multiple thereof), at any time and from time to time, at a Redemption Price payable in cash equal to 100% of the principal amount of the Notes being redeemed, plus accrued and unpaid interest (including Additional Interest, if any) to, but excluding, the Redemption Date.

(2) Whenever in this Supplemental Indenture or the Indenture there is a reference, in any context, to the principal of any Note as of any time, such reference shall be deemed to include reference to the Redemption Price payable in respect of such Note to the extent that such Redemption Price is, was or would be so payable at such time, and express mention of the Redemption Price in any provision of this Supplemental Indenture shall not be construed as excluding the Redemption Price in those provisions of this Supplemental Indenture or the Indenture when such express mention is not made.

(3) Interest installments on Notes payable on or prior to a Redemption Date will be payable to the Holders of such Notes, or one or more Predecessor Securities, of record at the close of business on the relevant Record Dates.

(4) The right, pursuant to Article V, to convert Notes called for redemption shall terminate at the close of business on the Business Day immediately preceding the Redemption Date, unless there shall be a Default in the payment of the Redemption Price payable as herein provided upon redemption.

(5) If the Paying Agent holds money sufficient to pay the Redemption Price due on a Note on the Redemption Date in accordance with the terms of the Indenture, then, on and after the Redemption Date, the Note will cease to be Outstanding and interest on the Note will cease to accrue, whether or not the Holder delivers the Note to the Paying Agent. Thereafter, all other rights of the Holder terminate, other than the right to receive the Redemption Price upon delivery of the Note.

(6) The Company may not redeem Notes in accordance with this Article V if the principal amount of the Notes has been accelerated (other than as a result of a failure to pay the relevant Redemption Price), and such acceleration has not been rescinded, on or prior to the relevant Redemption Date.

(7) Upon any partial redemption, in addition to the methods by which the Trustee may determine the Notes selected for redemption pursuant to Section 1107 of the Indenture, the Trustee may also determine which Notes shall be selected for redemption by lot.

ARTICLE VI

CONVERSION OF THE SECURITIES

SECTION 6.1 Conversion Privilege; Restrictive Legends.

Subject to the provisions of Article VI, any Note that is an integral multiple of $1,000 principal amount shall be convertible into cash or cash and shares of Common Stock (if applicable), subject to the right of the Company to settle conversions solely in cash as set forth in Section 6.2(6), prior to the close of business on the Business Day immediately preceding the Maturity Date (unless earlier redeemed or repurchased in accordance with this Supplemental Indenture) in accordance with this Article VI and as set forth below if any of the following conditions are satisfied:

(1) Conversion Based on Closing Sale Price of Common Stock. The Notes may be surrendered for conversion into cash or cash and shares of Common Stock (if applicable) on any

Business Day of a fiscal quarter after the fiscal quarter ending June 30, 2007 (and only during such fiscal quarter), if the Closing Sale Price for each of 20 or more Trading Days in a period of 30 consecutive Trading Days ending on the last Trading Day of the immediately preceding fiscal quarter exceeds one hundred and thirty percent (130%) of the Conversion Price in effect on the last Trading Day of the immediately preceding fiscal quarter. Solely for purposes of determining whether the Notes shall have become convertible pursuant to this Section 6.1(1), the Board of Directors shall, in its good faith determination, which shall be described in a Board Resolution, make appropriate adjustments to the Closing Sale Prices and/or the Conversion Rate used to determine whether the Notes shall have become convertible pursuant to this Section 6.1(1) to account for any adjustments to the Conversion Rate which shall have become effective, or any event requiring an adjustment to the Conversion Rate where the Ex-Date of such event occurs, during the period of 30 consecutive Trading Days ending on the last Trading Day of the immediately preceding fiscal quarter.

(2) Conversion Upon Satisfaction of Trading Price Condition. The Notes may be surrendered for conversion into cash or cash and shares of Common Stock (if applicable) during the five consecutive Business Days immediately after any five consecutive Trading Day period (such five consecutive Trading Day period, the “Note Measurement Period”) in which the Trading Price per $1,000 principal amount of the Notes for each such Trading Day was equal to or less than ninety eight percent (98%) of the Conversion Value for such Trading Day during the Note Measurement Period (such condition, the “Trading Price Condition”). The Bid Solicitation Agent shall not have any obligation to determine the Trading Price unless the Company has requested such determination, and the Company shall have no obligation to make such request unless a Holder provides the Company with reasonable written evidence that the Trading Price per $1,000 principal amount of the Notes would be equal to or less than ninety eight percent (98%) of the Conversion Value. Upon receipt of such evidence, the Company shall instruct the Bid Solicitation Agent to determine the Trading Price per $1,000 principal amount of the Notes on the next Trading Day immediately after the Company receives such written evidence and on each Trading Day thereafter until the first Trading Day on which the Trading Price Condition is no longer satisfied. If the Company does not so instruct the Bid Solicitation Agent after a Holder provides the Company with reasonable written evidence that the Trading Price per $1,000 principal amount of Notes would be equal to or less than 98% of the product of the Closing Sale Price per share of Common Stock and the Conversion Rate, the Trading Price per $1,000 principal amount of Notes shall be deemed to be less than 98% of the product of the Closing Sale Price per share of Common Stock and Conversion Rate in effect on that Trading Day on each Trading Day that the Company fails to do so. For purposes of this paragraph, the “Conversion Value” per $1,000 principal amount of Notes on a given Trading Day means the product of the Closing Sale Price of the Common Stock on such Trading Day and the Conversion Rate in effect on such Trading Day.

(3) Conversion Based on Redemption. If the Notes are called for redemption pursuant to Article V, Holders may surrender Notes for conversion into cash or cash and shares of Common Stock (if applicable); provided, however, that Notes may be surrendered for conversion pursuant to this paragraph only until the close of business on the Business Day immediately preceding the Redemption Date, unless the Company Defaults in the payment of the Redemption Price.

(4) Conversion Upon Certain Distributions. If the Company elects to:

(i) distribute to all or substantially all Holders of its Common Stock rights, warrants or options (other than rights distributed pursuant to a Rights Plan) entitling them to subscribe for or purchase, for a period expiring not more than 60 days after the date of distribution, shares of the Company’s Common Stock at less than the Current Market Price; or

(ii) distribute to all or substantially all Holders of its Common Stock, cash, other assets, debt securities or certain rights or warrants to purchase its securities, which distribution has a per share value, as determined by the Company’s Board of Directors, exceeding 10% of the Common Stock price on the Trading Day immediately preceding the date that such distribution was first publicly announced, the Company must notify the Holders of Notes at least 20 days prior to the Ex-Date for such distribution. Once the Company has given such notice, Holders may surrender their Notes for conversion until the earlier of the close of business on the Business Day prior to the Ex-Date or the Company’s announcement that such distribution will not take place. This provision shall not apply if the Holder of a Note otherwise participates in the distribution on an as-converted basis (solely into shares of the Company’s Common Stock at the then applicable Conversion Price), as a result of holding the Notes, and at the same time as the Company’s holders of Common Stock participate, in any of the transactions described in this Section 6.1(4), as if such Holders of the Notes held a number of shares of the Company’s Common Stock equal to the applicable Conversion Rate, multiplied by the principal amount (expressed in thousands) of Notes held by such Holder, without conversion of such Holder’s Notes.

(5) Conversion Upon Occurrence of Certain Corporate Transactions. If either:

(i) a Fundamental Change or a Make-Whole Fundamental Change occurs; or

(ii) the Company is a party to a consolidation, merger, or binding share exchange, sale of all or substantially all of the Company’s properties and assets or other similar transaction, in each case, pursuant to which the Common Stock would be converted into or exchanged for, or would constitute solely the right to receive, cash, securities or other property, then, in each case, the Notes may be surrendered for conversion into cash or cash and shares of Common Stock (if applicable) at any time during the period that begins on, and includes, the date that is 20 Business Days prior to the date originally announced by the Company as the anticipated effective date of such transaction and ends on, and includes, the date that is 30 Business Days after the actual effective date of such transaction; provided, however, that if such transaction is a Make-Whole Fundamental Change, then the Notes may also be surrendered for conversion into cash or cash and shares of Common Stock (if applicable) at any time during the Make-Whole Conversion Period applicable to such Make-Whole Fundamental Change; and provided, further, that if such transaction is a Fundamental Change, then the Notes may also be surrendered for conversion into cash or cash and shares of Common Stock (if applicable) at any time during the period that begins on, and includes, the 30th Business Day before the date the Company originally announces as the anticipated effective date of the transaction and ends on, and includes, the Fundamental Change Repurchase Date applicable to such Fundamental

Change. The Company shall mail to Holders, at their addresses appearing in the Security Register, notice of the anticipated effective date of any transaction described in clause (i) or clause (ii) above. The Company shall make this mailing at least 20 Business Days before the first anticipated effective date of such transaction.

(6) Conversion During Specified Periods. The Notes may be surrendered for conversion into cash or cash and shares of Common Stock (if applicable) during the 30 days prior to, but excluding, each scheduled Option Purchase Date and at any time on or after May 15, 2026 and before the close of business on the Business Day immediately preceding the Maturity Date.

Subject to the last sentence of Section 6.1(5), the first sentence of 6.1(4) and Section 6.10, whenever any event described in 6.1 shall occur which shall cause the Notes to become convertible as provided in this Article VI, the Company shall promptly deliver, in accordance with the provisions of the Indenture, written notice of the convertibility of the Notes to the Trustee, the Conversion Agent and each Holder and shall, as soon practicable, but in no event later than the open of business on the third Business Day following the date the Notes shall become convertible as provided in this Article VI as a result of such event, publicly announce, through a reputable national newswire service, or publish on the Company’s website, that the Notes have become convertible. Such written notice, public announcement and publication shall include:

(i) a description of such event;

(ii) a description of the period during which the Notes shall be convertible as provided in this Article VI as a result of such event;

(iii) if the event is an event set forth in Sections 6.1(4) or 6.1(5), the anticipated effective date or Ex-Date of such event, as applicable; and

(iv) the procedures Holders must follow to convert their Notes in accordance with this Article VI.

A Holder may convert a portion of the principal amount of a Note if such portion is $1,000 principal amount or an integral multiple of $1,000 principal amount. Provisions of this Indenture that apply to conversion of all of a Note also apply to conversion of a portion of such Notes.

SECTION 6.2 Conversion Procedure and Settlement Upon Conversion.

(1) To convert a certificated Note, a Holder must (i) complete and manually sign the Conversion Notice (or a facsimile thereof), with appropriate signature guarantee, on the back of the Notes, (ii) surrender the Notes to a Conversion Agent, (iii) furnish appropriate endorsements and transfer documents if required by the Registrar or Conversion Agent, (iv) pay the amount of interest, if any, the Holder must pay in accordance with Section 6.2(3) and (v) pay any tax or duty if required pursuant to Section 6.3. In addition, in the case of a Global Security, a converting Holder must comply with the Applicable Procedures. A Holder may convert a portion of a Note if the portion is $1,000 principal amount or an integral multiple of $1,000 principal amount. Upon conversion of a Holder’s Notes, the Company shall deliver, through the Conversion Agent, to such converting Holder a settlement amount, per $1,000 principal amount of Notes being converted, equal to the sum of the Daily Settlement Amounts for each of the 20 Trading Days during the Cash Settlement Averaging Period (the “Settlement Amount”).

The “Daily Settlement Amount” for each of the 20 Trading Days during the Cash Settlement Averaging Period shall consist of (i) cash equal to the lesser of $50 and the Daily Conversion Value for such Trading Day and (ii) to the extent the Daily Conversion Value exceeds $50, the Daily Share Amount (subject to Section 6.2(6)); provided, however, that the Company shall not issue fractional shares of Common Stock and shall instead deliver cash (in addition to any other consideration payable upon such conversion) in an amount equal to the value of such fraction computed on the basis of the Closing Sale Price of the Common Stock on the last Trading Day of the Cash Settlement Averaging Period.

The Company shall deliver such Settlement Amount as soon as practicable following the date (the “Conversion Date”) on which such Holder satisfies all the requirements for such conversion specified above, but in no event more than 3 Business Days after the last Trading Day in the Cash Settlement Averaging Period applicable to such conversion; provided, however, that any Make-Whole Consideration payable pursuant to Section 6.14 shall be delivered by the Company within the time period specified in Section 6.14.

(2) On and after the last Trading Day of the relevant Cash Settlement Averaging Period, the person in whose name any certificate representing Net Shares (other than Net Shares comprised of Make-Whole Consideration), if any, shall be registered shall be treated as a stockholder of record of the Company, and on and after the relevant Conversion Date, all rights of the Holder of such Note shall terminate, other than the right to receive the consideration deliverable upon conversion of such Note as provided herein. In the case of Net Shares comprised of Make-Whole Consideration, on and after the later of (x) the last Trading Day of the relevant Cash Settlement Averaging Period and (y) the Effective Date of the relevant Make-Whole Fundamental Change, the person in whose name any certificate representing such Net Shares, if any, shall be registered shall be treated as a stockholder of record of the Company. A Holder of Notes is not entitled, as such, to any rights of a holder of Common Stock until such Holder has converted its Notes into shares of Common Stock (to the extent such Notes are convertible into Shares of Common Stock) or is deemed to be a stockholder of record of the Company, as provided in this Section 6.2(2).

(3) Except as provided in the Notes or in this Article VI, no payment or adjustment will be made for accrued interest on a converted Note or for dividends on any Common Stock issued on or prior to conversion. Upon the conversion of any Notes, the accrued but unpaid interest attributable to the period from the Issue Date to the Conversion Date with respect to the converted Notes, shall not be cancelled, extinguished or forfeited, but rather shall be deemed to be paid in full to the Holder thereof through delivery of cash and shares of Common Stock, if any, in exchange for the Notes being converted pursuant to the provisions hereof. If any Holder surrenders a Notes for conversion after the close of business on the Record Date for the payment of an installment of interest and on or before the related Interest Payment Date, then, notwithstanding such conversion, the accrued and unpaid interest payable with respect to such Notes on such Interest Payment Date shall be paid, on such Interest Payment Date, to the Holder of record of such Notes at the close of business on such Record Date; provided, that such Notes, when surrendered for conversion to the Conversion Agent on behalf of the Company, must be accompanied by payment in cash of an amount equal to the interest payable on such Interest Payment Date on the portion of the Notes so converted; provided further, however, that such payment to the Conversion Agent described in the immediately preceding proviso in respect of a Notes surrendered for conversion shall not be required (a) if a Holder converts its Notes after such Note has been called for redemption pursuant to Article V, or (b) if the Holder converts Notes in connection with a Fundamental Change and the Company has specified a Redemption Date or a Fundamental Change Repurchase Date, as applicable, in each case that is after a Record Date and on or before the next Interest Payment Date; provided further, that, if the Company shall have, prior to the Conversion Date with respect to a Notes, defaulted in a payment of interest on such Notes, then in no event shall the Holder of such Notes who surrenders such Notes for conversion be required to pay any overdue interest existing at the time of conversion with respect to such Note.

(4) If a Holder converts more than one Note at the same time, the number of full shares of Common Stock issuable upon such conversion, if any, shall be based on the total principal amount of all Notes converted.

(5) Upon surrender of a Notes that is converted in part, the Trustee shall authenticate for the Holder a new Note equal in principal amount to the unconverted portion of the Notes surrendered and the aggregate sum of all Daily Settlement Amounts for each of the 20 Trading Days during the applicable Cash Settlement Averaging Period (and not in respect of each Daily Settlement Amount nor some portion of the Daily Settlement Amounts for one or some portion of the 20 Trading Days during the applicable Cash Settlement Averaging Period).

(6) The Company may elect to pay a percentage of the Daily Share Amount in cash in lieu of all or a portion of the Common Stock otherwise issuable pursuant to this Article VI. In such event, by the close of business on the Business Day prior to the first scheduled Trading Day of the applicable Cash Settlement Averaging Period, the Company shall specify a percentage of the Daily Share Amount that shall be settled in cash (the “Cash Percentage”). If the Company specifies a Cash Percentage, the amount of cash with respect to the Daily Share Amount that the Company shall pay in respect of each Trading Day in the applicable Cash Settlement Averaging Period will equal the product of: (1) the Cash Percentage, (2) the Daily Share Amount for such Trading Day and (3) the VWAP Price of the Common Stock for such Trading Day. The number of shares of Common Stock that the Company shall deliver in respect of each Trading Day in the applicable Cash Settlement Averaging Period will be a percentage of the Daily Share Amount equal to 100% minus the Cash Percentage. Upon making a determination that a percentage of the Daily Share Amount will be settled in cash, the Company shall promptly notify Holders of such Cash Percentage by notifying the Trustee (the “Cash Percentage Notice”). If the Company does not specify a Cash Percentage by the close of business on the Trading Day prior to the scheduled first Trading Day of the applicable Cash Settlement Averaging Period, the Company shall settle 100% of the Daily Share Amount for each Trading Day in the applicable Cash Settlement Averaging Period with shares of Common Stock; provided, however, that the Company shall pay cash in lieu of fractional shares otherwise issuable upon conversion of Notes. The Company at its option, may revoke any Cash Percentage Notice by notifying the Trustee; provided, that the Company shall revoke such notice by the close of business on the Business Day prior to the first scheduled Trading Day of the applicable Cash Settlement Averaging Period.

SECTION 6.3 Taxes on Conversion.

If a Holder converts its Notes, the Company shall pay any documentary, stamp or similar issue or transfer tax or duty due on the issue, if any, of shares of Common Stock upon the conversion. However, such Holder shall pay any such tax or duty which is due because such shares are issued in a name other than such Holder’s name. The Conversion Agent may refuse to deliver a certificate representing the shares of Common Stock to be issued in a name other than such Holder’s name until the Conversion Agent receives a sum sufficient to pay any tax or duty which will be due because such shares are to be issued in a name other than such Holder’s name.

SECTION 6.4 Company to Provide Stock.

The Company shall at all times reserve out of its authorized but unissued Common Stock or Common Stock held in its treasury enough shares of Common Stock to permit the conversion, in accordance herewith, of all of the Notes (assuming a Cash Percentage of 0% for all such conversions). The shares of Common Stock, if any, due upon conversion of a Global Security shall be delivered by the Company in accordance with the Depositary’s customary practices.

All shares of Common Stock which may be issued upon conversion of the Notes shall be validly issued, fully paid and non-assessable and shall be free of preemptive or similar rights and free of any lien or adverse claim.

The Company shall comply with all applicable securities laws regulating the offer and delivery of shares of Common Stock upon conversion of Notes and shall list such shares on each national securities exchange or automated quotation system on which the Common Stock is listed.

SECTION 6.5 Adjustment of Conversion Rate.

The Conversion Rate shall be subject to adjustment from time to time as follows:

(a) If the Company shall (1) pay a dividend in shares of Common Stock to all holders of Common Stock, (2) make a distribution in shares of Common Stock to all holders of Common Stock, (3) subdivide the outstanding shares of Common Stock into a greater number of shares of Common Stock or (4) combine or reclassify the outstanding shares of Common Stock into a smaller number of shares of Common Stock, the Conversion Rate shall be adjusted by multiplying the Conversion Rate in effect immediately prior to the open of business on the Ex-Date or effective date, as applicable, of such dividend, distribution, subdivision or combination or reclassification by the number of shares of Common Stock which a person who owns only one share of Common Stock immediately before the Ex-Date or effective date, as applicable, of such dividend, distribution, subdivision or combination or reclassification and who is entitled to participate in such dividend, distribution, subdivision or combination would own immediately after giving effect to such dividend, distribution, subdivision or combination or reclassification. Any adjustment made pursuant to this Section 6.5(a) shall become effective at the opening of business on the Ex-Date or effective date, as the case may be, of such dividend, distribution, subdivision or combination or reclassification. Other than in the event of a combination or reclassification, in no event shall the Conversion Rate be decreased pursuant to this Section 6.5(a).

(b) If the Company shall distribute rights, warrants or options to all or substantially all holders of Common Stock (other than rights distributed pursuant to a shareholder rights plan), entitling them, for a period expiring not more than 60 calendar days immediately following the record date for the distribution, to subscribe for or purchase shares of Common Stock at a price per share that is less than the Current Market Price per share of Common Stock on the declaration date for the distribution, the Conversion Rate shall be increased by multiplying the Conversion Rate in effect immediately prior to the opening of business on the Ex-Date for such distribution by a fraction of which (A) the numerator shall be the sum of (I) the number of shares of Common Stock outstanding at the opening of business on the Ex-Date for such distribution and (II) the aggregate number of shares (the “Underlying Shares”) of Common Stock underlying all such issued rights or warrants (whether by exercise, conversion, exchange or otherwise), and (B) the denominator shall be the sum of (I) number of shares of Common Stock outstanding at the opening of business on the Ex-Date for such distribution and (II) the number of shares of Common Stock that the aggregate exercise, conversion, exchange or other price at which the Underlying Shares may be subscribed for or purchased pursuant to such rights or warrants would purchase at such Current Market Price per share of Common Stock; provided, however, no adjustment shall be made pursuant to this Section 6.5(b) solely by reason of a distribution of rights pursuant to a Rights Plan so long as the Company has complied with the provisions of Section 6.13 with respect to such Rights Plan and such related distribution. Such increase shall become effective at the opening of business on the Ex-Date for such distribution. In no event shall the Conversion Rate be decreased pursuant to this Section 6.5(b).

(c) Except as set forth in the immediately succeeding paragraph, if the Company shall dividend or distribute to all or substantially all holders of Common Stock shares of Capital Stock of the Company or any existing or future Subsidiary (other than Common Stock), evidences of indebtedness or other assets (other than dividends or distributions requiring an adjustment to the Conversion Rate in accordance with Sections 6.5(d) or 6.5(e)), or shall dividend or distribute to all or substantially all holders of Common Stock rights or warrants to subscribe for or purchase securities (other than dividends or distributions of rights or warrants requiring an adjustment to the Conversion Rate in accordance with Section 6.5(b) or pursuant to a Rights Plan as described in Section 6.13), then in each such case the Conversion Rate shall be increased by multiplying the Conversion Rate in effect immediately prior to the opening of business on the Ex-Date for such dividend or distribution by a fraction of which (A) the numerator shall be the Current Market Price per share of Common Stock on such Ex-Date and (B) the denominator shall be an amount equal to (I) such Current Market Price per share of Common Stock less (II) the fair market value (as determined in good faith by the Board of Directors, whose determination shall be conclusive and described in a Board Resolution), on such Ex-Date, of the portion of the shares of Capital Stock, evidences of indebtedness, assets, rights and warrants to be dividended or distributed applicable to one share of Common Stock, such increase to become effective at the opening of business on the Ex-Date for such dividend or distribution; provided, however, that if such denominator is equal to or less than zero, then, in lieu of the foregoing adjustment to the Conversion Rate, adequate provision shall be made so that each Holder of Notes shall have the right to receive on the date on which the relevant dividend or distribution is paid to holders of

Common Stock, for each $1,000 aggregate principal amount of Notes, the number of shares of such Capital Stock, the amount of such indebtedness or other assets, or the number of such rights or warrants, as the case may be, that such Holder would have received in connection with such dividend or distribution had such Holder owned a number of shares of Common Stock equal to the Conversion Rate on the Ex-Date for such dividend or distribution.

Notwithstanding anything to the contrary in this Section 6.5(c), if, in a distribution requiring an adjustment to the Conversion Rate pursuant to the immediately preceding paragraph, the property distributed by the Company to all Holders of Common Stock consists solely of Capital Stock, or similar equity interests in, a Subsidiary or other business unit of the Company, which Capital Stock or interests are, or will be upon completion of such distribution, listed on a national securities exchange or quoted on an automated quotation system and closing sale prices for such Capital Stock or interests are readily available (a “Spin-Off”), then in lieu of adjusting the Conversion Rate in accordance with the immediately preceding paragraph, the Conversion Rate shall be increased by multiplying the Conversion Rate in effect immediately prior to the opening of business on the 15th Trading Day immediately following the Ex-Date of such Spin-Off by a fraction (I) whose numerator is the sum of (A) the average of the Closing Sale Prices per share of Common Stock for the ten consecutive Trading Days commencing on, and including, the fifth Trading Day immediately following the Ex-Date of such Spin-Off and (B) the product of (i) the average of the Closing Sale Prices per share or unit, as applicable, of such Capital Stock or interests (determined as if such shares or units were shares of Common Stock for purposes of the definition of “Closing Sale Price”) for the for the ten consecutive Trading Days commencing on, and including, the fifth Trading Day immediately following the Ex-Date of such Spin-Off and (ii) number of shares or units, as applicable, of such Capital Stock or interests distributed per share of Common Stock; and (II) whose denominator is the average of the Closing Sale Prices per share of Common Stock for the ten consecutive Trading Days commencing on, and including, the fifth Trading Day immediately following the Ex-Date of such Spin-Off. The average Closing Sale Prices referred to in the immediately preceding sentence shall be subject to appropriate adjustments, in the Company’s good faith determination, to account for other distributions, stock splits and combinations, stock dividends, reclassifications and similar events occurring during the relevant period. Each adjustment to the Conversion Rate made pursuant to this paragraph shall become effective at the opening of business on the 15th Trading Day immediately following the Ex-Date of such Spin-Off.

In no event shall the Conversion Rate be decreased pursuant to this Section 6.5(c).

(d) If the Company shall, by dividend or otherwise, at any time make a distribution of cash (excluding any cash that is distributed as part of a distribution requiring a Conversion Rate adjustment pursuant to Section 6.5(e)) to all or substantially all holders of Common Stock, the Conversion Rate shall be increased by multiplying the Conversion Rate in effect immediately prior to the close of business on the record date for such dividend or distribution by a fraction (A) whose numerator shall be the Current Market Price per share of Common Stock on such record date and (B) whose denominator shall be an amount equal to (I) such Current Market Price per share of Common Stock less (II) the amount of the distribution per share of Common Stock; provided however, that if the denominator of such fraction shall be equal to or less than zero, in lieu of the foregoing adjustment, adequate provision shall be made so that each Holder of Notes shall have the right to receive on the date on which the relevant dividend or distribution is paid to holders of Common Stock, for each $1,000 aggregate principal amount of Notes, the amount of cash that such Holder would have received in connection with such dividend or distribution had such Holder owned a number of shares of Common Stock equal to the Conversion Rate on the Ex-Date for such dividend or distribution. An adjustment to the Conversion Rate pursuant to this Section 6.5(d) shall become effective at the opening of business on the Ex-Date for such dividend or distribution. In no event shall the Conversion Rate be decreased pursuant to this Section 6.5(d).

(e) If the Company or any Subsidiary shall distribute cash or other consideration in respect of a tender offer or exchange offer made by the Company or any Subsidiary for all or any portion of the Common Stock where the sum of the aggregate amount of such cash distributed and the aggregate fair market value (as determined in good faith by the Board of Directors, whose determination shall be conclusive and set forth in a Board Resolution), as of the Expiration Date (as defined below), of such other consideration distributed (such sum, the “Aggregate Amount”) expressed as an amount per share of Common Stock validly tendered or exchanged, and not withdrawn, pursuant to such tender offer or exchange offer as of the Expiration Time (as defined below) (such tendered or exchanged shares of Common Stock, the “Purchased Shares”) exceeds the Closing Sale Price per share of Common Stock on the first Trading Day immediately succeeding the last date (such last date, the “Expiration Date”) on which tenders or exchanges could have been made pursuant to such tender offer or exchange offer (as the same may be amended through the Expiration Date), then the Conversion Rate shall be increased by multiplying the Conversion Rate in effect immediately prior to the opening of business on the Business Day immediately following the first Trading Day immediately succeeding the Expiration Date by a fraction (A) whose numerator is equal to the sum of (I) the Aggregate Amount and (II) the product of (a) the Closing Sale Price per share of Common Stock on the first Trading Day immediately succeeding the Expiration Date and (b) an amount equal to (i) the number of shares of Common Stock outstanding as of the last time (the “Expiration Time”) at which tenders or exchanges could have been made pursuant to such tender offer or exchange offer (including all Purchased Shares) less (ii) the Purchased Shares and (B) whose denominator is equal to the product of (I) the number of shares of Common Stock outstanding as of the Expiration Time (including all Purchased Shares) and (II) the Closing Sale Price per share of Common Stock on the first Trading Day immediately succeeding the Expiration Date.

An increase, if any, to the Conversion Rate pursuant to this Section 6.5(e) shall become effective at the opening of business on the Business Day immediately following the first Trading Day immediately succeeding the Expiration Date. In the event that the Company or a Subsidiary is obligated to purchase shares of Common Stock pursuant to any such tender offer or exchange offer, but the Company or such Subsidiary is permanently prevented by applicable law from effecting any such purchases, or all such purchases are rescinded, then the Conversion Rate shall again be adjusted to be the Conversion Rate which would then be in effect if such tender offer or exchange offer had not been made. If the application of this Section 6.5(e) to any tender offer or exchange offer would result in a decrease in the Conversion Rate, no adjustment shall be made for such tender offer or exchange offer under this Section 6.5(e).

(f) In addition to the foregoing adjustments in subsections (a), (b), (c), (d) and (e) above, the Company, from time to time and to the extent permitted by law and the continued listing requirements of The Nasdaq Stock Market, may increase the Conversion Rate by any amount for a period of at least 20 calendar days or such longer period as may be permitted by law, if the Board of Directors has made a determination, which determination shall be conclusive, that such increase would be in the best interests of the Company. Such Conversion Rate increase shall be irrevocable during such period. The Company shall give notice to the Trustee and the Conversion Agent and shall mail notice of such increase to each Holder of Notes at such Holder’s address as the same appears on the registry books of the Registrar, at least 15 days prior to the date on which such increase commences.

(g) For the purpose of any computation under subsections (b), (c) or (d) above of this Section 6.5, the current market price per share of Common Stock (the “Current Market Price”) on any date (the “Determination Date”) shall be deemed to be the average of the Closing Sale Prices for the ten consecutive Trading Days ending on, and including, the earlier of the Determination Date and the day immediately preceding the Ex-Date with respect to the distribution requiring such computation; provided, however, that such Current Market Price per share of Common Stock shall be appropriately adjusted by the Board of Directors, in its good faith determination (which determination shall be described in a Board Resolution), to account for any adjustment, pursuant hereto, to the Conversion Rate that shall become effective, or any event requiring, pursuant hereto, an adjustment to the Conversion Rate where the Ex-Date of such event occurs, at any time during the period that begins on, and includes, the first day of such ten consecutive Trading Days and ends on, and includes, the date when the adjustment to the Conversion Rate on account of the event requiring the computation of such Current Market Price becomes effective.

The term “Ex-Date,” (i) when used with respect to any issuance or distribution, means the first date on which the Common Stock trades the regular way on the relevant exchange or in the relevant market from which the Closing Sale Price was obtained without the right to receive such issuance or distribution or, in the case of a distribution pursuant to the second paragraph of Section 6.5(c), on the principal United States securities exchange on which the securities are then traded, or if not so traded, on any United States system of automated dissemination of quotations of securities prices or an established over-the-counter trading market in the United States, (ii) when used with respect to any subdivision or combination of shares of Common Stock, means the first date on which the Common Stock trades the regular way on such exchange or in such market after the time at which such subdivision or combination becomes effective, and (iii) when used with respect to any tender offer or exchange offer means the first date on which the Common Stock trades the regular way on such exchange or in such market after the expiration time of such tender offer or exchange offer (as it may be amended or extended).

SECTION 6.6 No Adjustment.

Notwithstanding anything to the contrary in Section 6.5, no adjustment in the Conversion Rate pursuant to Section 6.5 shall be required until cumulative adjustments amount to one percent (1%) or more of the then effective Conversion Rate; provided, however, that any adjustments to the Conversion Rate which by reason of this Section 6.6 are not required to be made shall be carried forward and taken into account in any subsequent adjustment to the Conversion Rate; provided further, that if the Company shall mail a notice of redemption pursuant to Section 1104 of the Indenture, or of a Fundamental Change or Make-Whole Fundamental Change, or if the Notes shall become convertible pursuant to Section 6.1(4) or

Section 6.1(5), then, in each case, any adjustments to the Conversion Rate that have been, and at such time remain, deferred pursuant to this Section 6.6 shall be given effect, and such adjustments, if any, shall no longer be carried forward and taken into account in any subsequent adjustment to the Conversion Rate; provided, further, that the Company shall make such carried forward adjustments regardless of whether the aggregate adjustment is less than 1% upon any Redemption Date and on the Maturity Date. All calculations under this Article VI shall be made to the nearest cent or to the nearest one-ten-thousandth of a share, as the case may be.

Rights, options or warrants distributed by the Company that until the occurrence of a specified event or events (“Trigger Event”): (i) are deemed to be transferred with such shares of Common Stock; (ii) are not exercisable; and (iii) are also issued in respect of future issuances of Common Stock, shall be deemed not to have been distributed for purposes of Section 6.5 (and no adjustment to the Conversion Rate under this Section 6.5 will be required) until the occurrence of the earliest Trigger Event, whereupon such rights, options and warrants shall be deemed to have been distributed and an appropriate adjustment (if any is required) to the Conversion Rate shall be made under Section 6.5(c). Upon the expiration, termination or redemption of any such rights, options or warrants without the exercise of such rights, options or warrants, the Conversion Rate then in effect shall be adjusted immediately to the Conversion Rate that would have been in effect at the time of such expiration, termination or redemption had such rights, options or warrants, to the extent outstanding immediately prior to such expiration, termination or redemption, never been issued.

If any dividend or distribution is declared and the Conversion Rate is adjusted pursuant to Section 6.5 on account of such dividend or distribution, but such dividend or distribution is thereafter not paid or made, the Conversion Rate shall again be adjusted to the Conversion Rate which would then be in effect had such dividend or distribution not been declared.

No adjustment to the Conversion Rate in connection with an transaction described in Sections 6.5(a) through 6.5(e) if the Company makes provision for each Holder of Notes to participate in the transaction without conversion at the same time as holders of the Common Stock as if each such Holder of Notes held a number of shares of Common Stock equal to the Conversion Rate in effect on the Ex-Date or effective date, as the case may be, for such transaction multiplied by the principal amount (expressed in thousands) of Notes held by such Holder.

Notwithstanding anything to the contrary herein, the Conversion Rate will not be increased, including pursuant to the provisions set forth in Section 6.14, to the extent that the resulting increase will cause the Conversion Rate to exceed 71.8390 shares per $1,000 principal amount of Notes (the “Adjustment Cap”). The Adjustment Cap shall be adjusted in the same manner in which, and for the same events for which, the Conversion Rate is adjusted under this Supplemental Indenture.

SECTION 6.7 Other Adjustments.

In the event that, as a result of an adjustment made pursuant to Section 6.5, the Holder of any Notes thereafter surrendered for conversion shall become entitled to receive any shares of Capital Stock other than shares of Common Stock, thereafter such other shares so receivable upon conversion of any Notes shall be subject to adjustment, including the Conversion Rate with respect thereto, from time to time in a manner and on terms as nearly equivalent as practicable to the provisions with respect to Common Stock contained in this Article VI.

SECTION 6.8 Adjustments for Tax purposes.

Except as prohibited by law the Company may (but is not obligated to) make such increases in the Conversion Rate, in addition to those required by Section 6.5, as it determines to be advisable in order that any Common Stock dividend, subdivision of shares of Common Stock, distribution of rights to purchase Common Stock or securities or distribution of securities convertible into or exchangeable for Common Stock made by the Company or to its stockholders will not be taxable to the recipients thereof or in order to diminish any such taxation.

SECTION 6.9 Notice of Adjustment.

Whenever the Conversion Rate is adjusted, the Company shall promptly mail to Holders at the addresses appearing on the Registrar’s books a notice of the adjustment and file with the Trustee and the Conversion Agent an Officer’s Certificate briefly stating the facts requiring the adjustment and the manner of computing it. The certificate shall be conclusive evidence of the correctness of such adjustment.

SECTION 6.10 Notice of Certain Transactions.

In the event that:

(1) the Company takes any action, or becomes aware of any event, which would require an adjustment in the Conversion Rate,

(2) the Company takes any action that would require a supplemental indenture pursuant to Section 6.11, or

(3) there is a dissolution or liquidation of the Company,

the Company shall mail to Holders at the addresses appearing on the Registrar’s books, and the Trustee and the Conversion Agent, a written notice stating the proposed record, effective or expiration date, as the case may be, of any transaction referred to in clause (1), (2) or (3) of this Section 6.10. The Company shall mail such notice at least 20 Business Days before such date provided, however, failure to mail such notice or any defect therein shall not affect the validity of any transaction referred to in clause (1), (2) or (3) of this Section 6.10.

SECTION 6.11 Effect of Reclassifications, Consolidations, Mergers, Binding Share Exchanges or Sales on Conversion Privilege.

Except as provided in Section 6.14(e), if the Company: (i) reclassifies its Common Stock (other than a change only in par value, or from par value to no par value, or from no par value to par value, or as a result of a subdivision or combination of Common Stock), (ii) is a party to a consolidation, merger or binding share exchange or (iii) sells, transfers, leases, conveys or otherwise disposes of all or substantially all of its property or assets, or consummates a similar transaction, in each case pursuant to which the Common Stock would be converted into or exchanged for, or would constitute solely the right to receive, cash, shares of Capital Stock or other securities or other property or assets, then the Company or such successor or purchasing Person, as the case may be, shall execute and deliver to the Trustee a supplemental indenture in form reasonably satisfactory to the Trustee providing that, at and after the effective time of such reclassification, change, consolidation, merger, binding share exchange, sale, transfer, lease, conveyance or disposition, the Holder of each Notes then Outstanding shall have the right to convert such Notes (if otherwise convertible pursuant to this Article VI) into the kind and amount of cash, shares of Capital Stock or other securities or other property or assets (collectively, “Reference Property”) receivable upon such reclassification, change, consolidation, merger, binding share exchange, sale, transfer, lease, conveyance, disposition or similar transaction by a holder of a number of shares of Common Stock equal to the product of the principal amount (expressed in thousands) of such Notes and the Conversion Rate in effect immediately prior to such reclassification, change, consolidation, merger, binding share exchange, sale, transfer, lease, conveyance, disposition or similar transaction (assuming, if holders of Common Stock shall have the opportunity to elect the form of consideration to receive pursuant to such reclassification, change, consolidation, merger, binding share exchange, sale, transfer, lease, conveyance or disposition, that the Collective Election shall have been made with respect to such election); provided, however, that appropriate provisions will be made, as determined in good faith by the Company’s Board of Directors so that at and after the effective time of such reclassification, change, consolidation, merger, binding share exchange, sale, transfer, lease, conveyance or disposition, the Principal Return payable hereunder upon conversion of such Notes shall continue to be payable in cash, the Daily Conversion Value and each Daily Share Amount shall be calculated based on the fair value of the Reference Property and, subject to the Company’s right to settle the Daily Share Amount in cash or stock pursuant to Section 6.2(6) of this Supplemental Indenture, the Daily Share Amount shall be payable, at the Company’s option in cash, Reference Property or a combination thereof pursuant to the procedures set forth in Section 6.2. If holders of Common Stock shall have the opportunity to elect (the “Collective Election”) the form of consideration to receive pursuant to such reclassification, change, consolidation, merger, binding share exchange, sale, transfer, lease, conveyance or disposition, then from and after the effective date of such transaction, the Notes shall be convertible into the consideration that a majority of the holders of Common Stock who made such an election received in such transaction. The Company may not become a party to any transaction of the type set forth in the first sentence of this Section 6.11, unless such transaction is consistent with the terms of this Section 6.11. The supplemental indenture referred to in the first sentence of this paragraph shall provide for adjustments, including with respect to the Conversion Rate, which shall be as nearly equivalent as may be practicable to the adjustments provided for in this Article VI. The foregoing, however, shall not in any way affect the right a Holder of a Notes may otherwise have, pursuant to Section 6.5(c), Section 6.5(b) or Section 6.13, to receive rights or warrants upon conversion of a Notes. If, in the case of any such consolidation, merger, binding share exchange, sale, transfer, lease, conveyance or disposition, the stock or other securities and property (including cash) receivable thereupon by a holder of Common Stock includes shares of stock or other securities and property of a Person other than the successor or purchasing Person, as the case may be, in such consolidation, merger, binding share exchange, sale, transfer, lease, conveyance or disposition, then such supplemental indenture shall also be executed by such other Person and shall contain such additional provisions to protect the interests of the Holders of the Notes as the Board of Directors in good faith shall reasonably determine necessary by reason of the foregoing (which determination shall be described in a Board Resolution). The provisions of this Section 6.11 shall similarly apply to successive consolidations, mergers, binding share exchanges, sales, transfers, leases, conveyances or dispositions.

In the event the Company shall execute a supplemental indenture pursuant to this Section 6.11, the Company shall promptly file with the Trustee and the Conversion Agent an Officer’s Certificate briefly stating the reasons therefor, the kind or amount of shares of stock or securities or property (including cash) receivable by Holders of the Notes upon the conversion of their Notes after any such reclassification, change, consolidation, merger, binding share exchange, sale, transfer, lease, conveyance or disposition and any adjustment to be made with respect thereto.

SECTION 6.12 Disclaimer of the Trustee and the Conversion Agent.

Neither of the Trustee nor the Conversion Agent shall have any duty to determine when an adjustment under this Article VI should be made, how it should be made or what such adjustment should be, but each may accept as conclusive evidence of the correctness of any such adjustment, and shall be protected in relying upon, the Officer’s Certificate with respect thereto which the Company is obligated to file with the Trustee and the Conversion Agent pursuant to Section 6.9. Neither of the Trustee nor the Conversion Agent makes any representation as to the validity or value of any securities or assets issued upon conversion of Notes, and none of them shall be responsible for the failure by the Company to comply with any provisions of this Article VI.

Neither of the Trustee nor the Conversion Agent shall be under any responsibility to determine the correctness of any provisions contained in any supplemental indenture executed pursuant to Section 6.11, but each of them may accept as conclusive evidence of the correctness thereof, and shall be protected in relying upon, an Opinion of Counsel and the Officer’s Certificate with respect thereto which the Company is obligated to file with the Trustee pursuant to Section 6.11.

SECTION 6.13 Rights Distributions Pursuant to Stockholders’ Rights Plans.

Upon conversion, the Holders of Notes shall also receive, to the extent they receive shares of Common Stock, the associated rights under the rights agreement, dated as of October 27, 2004, between the Company and Mellon Investor Services LLC or any future shareholder rights plan the Company may establish (a “Rights Plan”), unless such rights have separated from the Common Stock at the time of conversion and such Rights Plan does not provide for the issuance upon conversion of the Notes of a number of rights equal to the number of rights that a holder of a number of shares of Common Stock equal to the applicable Conversion Rate would have received upon such separation, in which case upon such separation, the Conversion Rate shall be adjusted pursuant to Section 6.5(c), subject to readjustment in the event of the expiration, termination or redemption of such rights.

SECTION 6.14 Increased Conversion Rate Applicable to Certain Notes Surrendered in Connection with Make-Whole Fundamental Changes.

(a) Notwithstanding anything herein to the contrary, the Conversion Rate applicable to each Notes that is surrendered for conversion, in accordance with this Article VI, at any time during the period (the “Make-Whole Conversion Period”) that begins on, and includes, the date that is 20 Business Days prior to the date originally announced by the Company as the anticipated effective date of a Make-Whole Fundamental Change (which anticipated effective date the Company shall disclose, in good faith, in the written notice, public announcement and publication referred to in Section 6.14(d)) and ends on, and includes, the date that is 30 Business Days after the actual effective date of such Make-Whole Fundamental Change (or, if such Make-Whole Fundamental Change also constitutes a Fundamental Change, to, and including, the Fundamental Change Repurchase Date applicable to such Fundamental Change) shall be increased to an amount equal to the Conversion Rate that would, but for this Section 6.14, otherwise apply to such Notes pursuant to this Article VI, plus an amount equal to the Make-Whole Applicable Increase; provided, however, that such increase to the Conversion Rate shall not apply if either:

(i) such Make-Whole Fundamental Change constitutes a Public Acquirer Fundamental Change with respect to which the Company shall have duly made, and given full effect to, an election, pursuant to and in accordance with Section 6.14(e), to make an Acquirer Stock Conversion Right Adjustment; or

(ii) such Make-Whole Fundamental Change is announced by the Company but shall not be consummated.

The additional consideration payable hereunder on account of any Make-Whole Applicable Increase with respect to a Note surrendered for conversion is herein referred to as the “Make-Whole Consideration.”

(b) As used herein, “Make-Whole Applicable Increase” shall mean, with respect to a Make-Whole Fundamental Change, the amount, set forth in the following table, which corresponds to the effective date of such Make-Whole Fundamental Change (the “Effective Date”) and the Applicable Price of such Make-Whole Fundamental Change:

Number of additional shares (per $1,000 principal amount of notes)

Effective Date	Applicable Price
	$13.92	$18.10	$20.00	$25.00	$30.00	$35.00	$40.00	$45.00	$50.00	$55.00	$60.00	$65.00	$70.00
05/08/07	16.5782	10.0720	8.3004	5.3587	3.7275	2.7264	2.0647	1.6006	1.2617	1.0052	0.8053	0.6478	0.5220
05/15/08	16.5782	9.8219	8.0017	5.0422	3.4510	2.4989	1.8806	1.4542	1.1438	0.9108	0.7306	0.5879	0.4732
05/15/09	16.4755	9.3573	7.5051	4.5749	3.0627	2.1882	1.6345	1.2579	0.9881	0.7861	0.6298	0.5062	0.4068
05/15/10	16.2716	8.7714	6.8822	4.0026	2.5996	1.8266	1.3542	1.0395	0.8164	0.6491	0.5202	0.4180	0.3362
05/15/11	16.0336	8.0093	6.0770	3.2887	2.0451	1.4092	1.0391	0.7996	0.6299	0.5036	0.4051	0.3260	0.2614
05/15/12	15.7683	6.9567	4.9780	2.3777	1.3876	0.9409	0.6981	0.5436	0.4344	0.3503	0.2837	0.2300	0.1846
05/15/13	15.5108	5.2752	3.2841	1.1929	0.6472	0.4505	0.3479	0.2793	0.2273	0.1863	0.1523	0.1237	0.1000
05/15/14	—	—	—	—	—	—	—	—	—	—	—	—	—

provided, however, that:

(i) if the actual Applicable Price of such Make-Whole Fundamental Change is between two Applicable Prices listed in the table above under the column titled “Applicable Price,” or if the actual Effective Date of such Make-Whole Fundamental Change is between two Effective Dates listed in the table above in the row immediately below the title “Effective Date,” then the Make-Whole Applicable Increase for such Make-Whole Fundamental Change shall be determined by linear interpolation between the Make-Whole Applicable Increases set forth for such two Applicable Prices, or for such two Effective Dates based on a three hundred and sixty five (365) day year, as applicable;

(ii) if the actual Applicable Price of such Make-Whole Fundamental Change is greater than $70.00 per share (the “Make-Whole Cap”) (subject to adjustment as provided in Section 6.14(b)(iii)), or if the actual Applicable Price of such Make-Whole Fundamental Change is less than $13.92 (the “Make-Whole Floor”) per share (subject to adjustment as provided in Section 6.14(b)(iii)), then the Make-Whole Applicable Increase shall be equal to zero;

(iii) if an event occurs that requires, pursuant to this Article VI (other than solely pursuant to this Section 6.14), an adjustment to the Conversion Rate, then, on the date and at the time such adjustment is so required to be made, each price set forth in the table above under the column titled “Applicable Price,” as well as the Make-Whole Cap and Make-Whole Floor, shall be deemed to be adjusted so that such price, at and after such time, shall be equal to the product of (1) such price as in effect immediately before such adjustment to such price and (2) a fraction whose numerator is the Conversion Rate in effect immediately before such adjustment to the Conversion Rate and whose denominator is the Conversion Rate to be in effect, in accordance with this Article VI, immediately after such adjustment to the Conversion Rate;

(iv) if the Company is required to increase the Conversion Rate by the Make-Whole Applicable Increase as a result of a Make-Whole Fundamental Change, Notes surrendered for conversion will be settled in accordance with the provisions of this Section 6.14(b)(iv) (subject in all respects to the provisions set forth in Section 6.2). If the last Trading Day of the applicable Cash Settlement Averaging Period related to Notes surrendered for conversion is prior to the third scheduled Trading Day preceding the anticipated Effective Date of such Make-Whole Fundamental Change, the Company will settle such conversion as set forth in Section 6.2 by delivering the amount of consideration due, based on the Conversion Rate prior to adjustment for the Make-Whole Applicable Increase, on the third Trading Day immediately following the last day of the applicable Cash Settlement Averaging Period. As soon as practicable following the Effective Date of such Make-Whole Fundamental Change, the Company will deliver the Make-Whole Consideration in the form of cash and shares of the Common Stock or Reference Property deliverable in lieu of shares of Common Stock, if any, as the case may be, as if the Conversion Rate had been increased by the Make-Whole

Applicable Increase during the related Cash Settlement Averaging Period (and based upon the relevant daily VWAP Prices during such Cash Settlement Averaging Period). If such Make-Whole Applicable Increase results in an increase to the amount of cash to be paid to Holders, the Company will pay such Make-Whole Applicable Increase in cash, and if such Make-Whole Applicable Increase results in an increase to the number of shares of Common Stock, the Company will deliver such increase by delivering shares of Common Stock or Reference Property based on such Make-Whole Applicable Increase. If the last Trading Day of the applicable Cash Settlement Averaging Period related to Notes surrendered for conversion is on or following the third scheduled Trading Day preceding the anticipated effective date of the Make-Whole Fundamental Change, the Company will settle such conversion as set forth in Section 6.2 on the later to occur of (i) the Effective Date of the Make-Whole Fundamental Change and (ii) the third Trading Day immediately following the last Trading Day of the applicable Cash Settlement Averaging Period; and

(v) each Make-Whole Applicable Increase amount set forth in the table above shall be adjusted in the same manner in which, and for the same events for which, the Conversion Rate is to be adjusted pursuant to Section 6.1 through Section 6.13.

(c) As used herein, “Applicable Price” shall have the following meaning with respect to a Make-Whole Fundamental Change: (I) if such Make-Whole Fundamental Change constitutes an event set forth in Section 8.7(2)(C) and the consideration (excluding cash payments for fractional shares or pursuant to statutory appraisal rights) for the Common Stock in such Make-Whole Fundamental Change consists solely of cash, then the “Applicable Price” with respect to such Make-Whole Fundamental Change shall be equal to the cash amount paid per share of Common Stock in such Make-Whole Fundamental Change; and (II) in all other circumstances, the “Applicable Price” with respect to such Make-Whole Fundamental Change shall be equal to the average of the Closing Sale Prices per share of Common Stock for the five consecutive Trading Days immediately preceding the Effective Date of such Make-Whole Fundamental Change, which average shall be appropriately adjusted by the Board of Directors, in its good faith determination (which determination shall be described in a Board Resolution), to account for any adjustment, pursuant hereto, to the Conversion Rate that shall become effective, or any event requiring, pursuant hereto, an adjustment to the Conversion Rate where the Ex-Date of such event occurs, at any time during such five consecutive Trading Days.

(d) At least 30 Business Days before the first anticipated effective date of each proposed Make-Whole Fundamental Change, the Company shall mail to each Holder (with a copy to the Trustee), in accordance with Section 106 of the Indenture, written notice of, and shall publicly announce, through a reputable national newswire service, or publish on the Company’s website, the anticipated effective date of such proposed Make-Whole Fundamental Change. Each such notice, announcement or publication shall also state (I) that the Company either (A) has elected, in accordance with Section 6.14(e), to make an Acquirer Stock Conversion Right Adjustment with respect to such Make-Whole Fundamental Change in lieu of increasing the Conversion Rate pursuant to Section 6.14(a) or (B) has elected not to make an Acquirer Stock Conversion Right Adjustment with respect to such Make-Whole Fundamental Change; and (II) if the Company has elected not to make such Acquirer Stock Conversion Right Adjustment with respect to such Make-Whole Fundamental Change, that, in connection with such Make-Whole Fundamental Change, the Company shall increase, in accordance herewith, the Conversion Rate applicable to Notes entitled as provided herein to such increase (along with a description of how such increase shall be calculated and the time periods during which Notes must be surrendered in order to be entitled to such increase).

(e) Notwithstanding anything to the contrary in this Section 6.14, if the Company shall make any mailing, announcement or publication referred to in Section 6.14(d) in respect of a Make-Whole Fundamental Change that shall also constitute a Public Acquirer Fundamental Change, then the Company shall have the right to, in lieu of increasing the Conversion Rate pursuant to Section 6.14(a) in connection with such Make-Whole Fundamental Change, cause the right to convert all Notes in accordance with this Article VI to change such that, from and after the effective time of such Public Acquirer Fundamental Change, the Holder of each Notes then Outstanding shall have the right to convert such Notes (if otherwise convertible pursuant to this Article VI) solely into shares of the Public Acquirer Common Stock applicable to such Public Acquirer Fundamental Change (except that, at and after such effective time, the Principal Return payable hereunder upon conversion of such Notes shall continue to be payable in cash, the Daily Conversion Value and each Daily Share Amount shall be calculated by reference to the VWAP Price per share of such Public Acquirer Common Stock as opposed to the VWAP Price per share of the Common Stock and each Daily Share Amount shall be payable, at the Company’s option, in cash, Public Acquirer Common Stock (instead of Common Stock), or a combination thereof pursuant to the procedures set forth in Section 6.2), at an initial Conversion Rate (which shall take effect at such effective time, but which shall thereafter be subject to adjustment in the same manner in which, and for the same events for which, the Conversion Rate is to be adjusted pursuant to this Article VI) equal to the Conversion Rate in effect immediately before the effective time of the Public Acquirer Fundamental Change multiplied by a fraction (I) whose numerator is the fair market value (as determined in good faith by the Company), as of such effective time of such Public Acquirer Fundamental Change, of the cash, securities and other property paid or payable pursuant to such Public Acquirer Fundamental Change per share of Common Stock and (II) whose denominator is the average of the Closing Sale Prices per share of such Public Acquirer Common Stock for the five consecutive trading days commencing on, and including, the Trading Day immediately after the Effective Date of such Public Acquirer Fundamental Change, which average shall be appropriately adjusted by the Company, in its good faith determination (which determination shall be described in an Officers’ Certificate), to account for any event that, assuming such Public Acquirer Common Stock were Common Stock, would require, pursuant hereto, an adjustment to the Conversion Rate to become effective, or any such event whose Ex-Date occurs, at any time during such five consecutive Trading Days. Any such change in the right to convert the Notes in accordance with this Section 6.14(e) is herein referred to as an “Acquirer Stock Conversion Right Adjustment.”

If the Company shall have elected, in accordance with this Section 6.14(e), to make an Acquirer Stock Conversion Right Adjustment with respect to a Public Acquirer Fundamental Change, then:

(i) the Company shall cause there to be executed and delivered to the Trustee a supplemental indenture in form reasonably satisfactory to the Trustee,

which supplemental indenture shall (a) give due effect to such election in accordance with this Section 6.14(e), including, without limitation, evidencing a binding and enforceable obligation of the issuer of the applicable Public Acquirer Common Stock to satisfy the right of Holders to convert Notes in accordance with this Article VI and this Section 6.14(e); (b) be executed by, without limitation, such issuer; (c) which supplemental indenture shall provide for such adjustments, including with respect to the Conversion Rate, and contain such additional provisions to protect the interests of the Holders of the Notes, as the Board of Directors in good faith shall reasonably determine (which determination shall be described in a Board Resolution); and (d) be in full force and effect no later than the effective time of such Public Acquirer Fundamental Change;

(ii) the Company shall promptly file with the Trustee an Officer’s Certificate briefly stating the reasons for such supplemental indenture, the nature of the change in the conversion right pursuant to such Acquirer Stock Conversion Right Adjustment and the Conversion Rate as adjusted therefor;

(iii) the provisions of Section 6.11 shall not apply to such Public Acquirer Fundamental Change, provided such Public Acquirer Fundamental Change shall have been duly given effect in accordance with this Section 6.14(e); and

(iv) such election shall be irrevocable with respect to such Public Acquirer Fundamental Change and shall be deemed to have been made at the time the Company shall, with respect to such Public Acquirer Fundamental Change, mail the first notice, or make the first public announcement or publication, whichever shall occur earlier, referred to in Section 6.14(d) (it being understood that the Company shall discharge its obligations hereunder in good faith in determining whether an announced transaction and a completed transaction are deemed, for purposes of this clause (iv), to be the same Public Acquirer Fundamental Change despite differences in the announced terms and the terms as such transaction was consummated); provided, however, that the Company shall not be obligated to give effect to such an election with respect to a Public Acquirer Fundamental Change that has been announced by the Company but that shall not be consummated.

For avoidance of doubt, any change in the right of Holders, made pursuant to this Section 6.14(e), to convert Securities shall apply to all Holders.

(f) For avoidance of doubt, the provisions of this Section 6.14 shall not affect or diminish the Company’s other obligations, if any, under this Indenture with respect to a Public Acquirer Fundamental Change or Make-Whole Fundamental Change.

(g) Nothing in this Section 6.14 shall prevent an adjustment to the Conversion Rate pursuant to Section 6.5 in respect of a Make-Whole Fundamental Change or a Public Acquirer Fundamental Change.

ARTICLE VII

REPURCHASES OF NOTES BY THE COMPANY AT OPTION OF HOLDER

SECTION 7.1 Repurchase of Notes by the Company at Option of Holder.

(1) At the option of the Holder thereof, Notes (or portions thereof that are integral multiples of $1,000 in principal amount) shall be purchased by the Company pursuant to this Section 7.1 on each of May 15, 2014, May 15, 2017 and May 15, 2022 (each, an “Option Purchase Date”), at a purchase price, payable in cash, equal to one hundred percent (100%) of the principal amount of the Notes (or such portions thereof) to be so purchased, plus accrued and unpaid interest, if any, to, but excluding, the applicable Option Purchase Date (the “Option Purchase Price”) (provided, that if such Option Purchase Date is after the close of business on a Record Date for the payment of an installment of interest and on or before the related Interest Payment Date, then accrued and unpaid interest to, but excluding, such Interest Payment Date shall be paid, on such Interest Payment Date, to the Holder of record of such Notes (without any surrender of such Notes by such Holder) at the close of business on such Record Date, the Option Purchase Price shall be equal to the principal amount of Notes subject to Purchase at Holder’s Option and the Holder surrendering such Note for repurchase shall not be entitled to any interest (unless such Holder was also the Holder of record of such Note at the close of business on such Record Date)), upon:

(i) delivery to the Company (if it is acting as its own Paying Agent), or to a Paying Agent designated by the Company for such purpose in the Option Purchase Notice, by such Holder, at any time from the opening of business on the date that is 20 Business Days prior to the applicable Option Purchase Date until the close of business on the Business Day immediately preceding the applicable Option Purchase Date, of a Purchase Notice, in the form set forth in the Notes or any other form of written notice substantially similar thereto, in each case, duly completed and signed, with appropriate signature guarantee, stating:

(A) the certificate number(s) of the Notes which the Holder will deliver to be purchased, if such Notes are certificated;

(B) the principal amount of Notes to be purchased, which must be $1,000 or an integral multiple thereof; and

(C) that such principal amount of Notes are to be purchased as of the applicable Option Purchase Date pursuant to the terms and conditions specified in Section 7.1 of this Supplemental Indenture; and

(ii) delivery to the Company (if it is acting as its own Paying Agent), or to a Paying Agent designated by the Company for such purpose in the Option Purchase Notice, at any time after delivery of such Purchase Notice, of such Notes (together with all necessary endorsements), such delivery being a condition to receipt by the Holder of the Option Purchase Price therefor payable as herein provided upon Purchase at Holder’s Option (provided, however, that the Holder of record of such Notes on the Record Date immediately preceding such Option Purchase Date need not surrender such Notes in order to be entitled to receive, on the relevant Interest Payment Date, the accrued and unpaid interest due thereon). If such Notes are held in book-entry form through the Depositary, the Purchase Notice shall comply with Applicable Procedures.

(2) Upon delivery of certificated Notes to the Company (if it is acting as its own Paying Agent) or such Paying Agent, such Holder shall be entitled to receive, upon request, from the Company or such Paying Agent, as the case may be, a nontransferable receipt of deposit evidencing such delivery.

(3) Notwithstanding anything herein to the contrary, any Holder that has delivered the Purchase Notice contemplated by this Section 7.1 to the Company (if it is acting as its own Paying Agent) or to a Paying Agent designated by the Company for such purpose in the Option Purchase Notice shall have the right to withdraw such Purchase Notice by delivery, at any time prior to the close of business on the Business Day immediately preceding the applicable Option Purchase Date, of a written notice of withdrawal to the Company (if acting as its own Paying Agent) or the Paying Agent, which notice shall contain the information specified in Section 7.2(1)(viii).

(4) The Paying Agent shall promptly notify the Company of the receipt by it of any Purchase Notice or written notice of withdrawal thereof.

SECTION 7.2 Option Purchase Notice.

(1) The Company shall give notice (the “Option Purchase Notice”) on a date not less than 20 Business Days prior to each Option Purchase Date to each Holder at its address shown in the register of the Registrar (with a copy to the Trustee) and to each beneficial owner as required by applicable law. Such notice shall state:

(i) the Option Purchase Price and the Conversion Rate;

(ii) the Conversion Rate then applicable to the Notes;

(iii) the names and addresses of the Paying Agent and the Conversion Agent;

(iv) that Notes with respect to which a Purchase Notice is given by a Holder may be converted pursuant to Article VI only if such Purchase Notice has been withdrawn in accordance with this Article VII or if there shall be a Default in the payment of such Option Purchase Price payable as herein provided upon Purchase at Holder’s Option;

(v) that Notes (together with any necessary endorsements) must be surrendered to the Paying Agent to collect payment of the Option Purchase Price payable as herein provided upon Purchase at Holder’s Option;

(vi) that the Option Purchase Price for any Notes as to which a Purchase Notice has been given and not withdrawn will be paid as promptly as practicable, but in no event later than the later of such Option Purchase Date or the time of delivery of the Note as described in clause (v) above;

(vii) the procedures the Holder must follow to exercise rights under this Article VII (including the name and address of the Paying Agent) and a brief description of those rights;

(viii) that a Holder will be entitled to withdraw its election in the Purchase Notice if the Company (if acting as its own Paying Agent) or the Paying Agent receives, at any time prior to the close of business on the Business Day immediately preceding the applicable Option Purchase Date, or such longer period as may be required by law, a letter, telegram or facsimile transmission (with confirmation of good transmission thereof) setting forth (I) the name of such Holder, (II) a statement that such Holder is withdrawing its election to have Notes purchased by the Company on such Option Purchase Date pursuant to a Purchase at Holder’s Option, (III) the certificate number(s) of such Notes to be so withdrawn, if such Notes are certificated, (IV) the principal amount of the Notes of such Holder to be so withdrawn, which amount must be $1,000 or an integral multiple thereof and (V) the principal amount, if any, of the Notes of such Holder that remain subject to the Purchase Notice delivered by such Holder in accordance with this Section 7.2, which amount must be $1,000 or an integral multiple thereof;

(ix) that on and after the applicable Option Purchase Date (unless there shall be a Default in the payment of the Option Purchase Price as herein provided upon a Purchase at Holder’s Option), interest on Notes subject to Purchase at Holder’s Option will cease to accrue, and all rights of the Holders of such Notes shall terminate, other than the right to receive, in accordance herewith, the Option Purchase Price payable as herein provided upon a Purchase at Holder’s Option; and

(x) the CUSIP number or numbers, as the case may be, of the Notes.

(2) At the Company’s request, upon reasonable prior notice, the Trustee shall mail such Option Purchase Notice in the Company’s name and at the Company’s expense; provided, however, that the form and content of such Option Purchase Notice shall be prepared by the Company.

(3) No failure of the Company to give an Option Purchase Notice shall limit any Holder’s right pursuant hereto to exercise its rights to require the Company to purchase such Holder’s Notes pursuant to a Purchase at Holder’s Option.

SECTION 7.3 Payment of the Option Purchase Price.

(1) Subject to the provisions of this Article VII, the Company shall pay, or cause to be paid, the Option Purchase Price with respect to each Note subject to Purchase at Holder’s Option to the Holder thereof as promptly as practicable, but in no event later than the later of the applicable Option Purchase Date and the time such Note (together with all necessary endorsements) is surrendered to the Paying Agent.

(2) Prior to 11:00 A.M., New York City time on the applicable Option Purchase Date, the Company shall deposit with a Paying Agent (or, if the Company is acting as its own Paying Agent, shall have segregated and shall hold in trust in accordance with Section 1003 of the Indenture) money, in funds immediately available on the applicable Option Purchase Date, sufficient to pay the Option Purchase Price with respect to all of the Notes that are to be purchased by the Company on such Option Purchase Date pursuant to a Purchase at Holder’s Option. The Paying Agent shall return to the Company, as soon as practicable, any money not required for that purpose.

SECTION 7.4 Effect of Payment of the Option Purchase Price.

(1) Once the Purchase Notice has been duly delivered in accordance with Article VII, the Notes to be purchased pursuant to the Purchase at Holder’s Option shall, on the applicable Option Purchase Date, become due and payable in accordance herewith, and, on and after such date (unless there shall be a Default in the payment of the Option Purchase Price payable as herein provided upon a Purchase at Holder’s Option), such Notes shall cease to be Outstanding and shall cease to bear interest, whether or not the Holder surrenders the Notes to the Paying Agent, and all rights of the Holders of such Notes shall terminate, other than the right to receive, in accordance herewith, the Option Purchase Price.

(2) Notes with respect to which a Purchase Notice has been duly delivered in accordance with this Article VII may be converted pursuant to Article VI, if otherwise convertible in accordance with Article VI, only if such Purchase Notice has been withdrawn in accordance with this Article VII or if there shall be a Default in the payment of the Option Purchase Price payable as herein provided upon a Purchase at Holder’s Option.

(3) If any Note subject to Purchase at Holder’s Option shall not be paid in accordance herewith, the principal of, and accrued and unpaid interest on, such Note shall, until paid, bear interest, payable in cash, at the rate borne by such Note on the principal amount of such Note, and if such Note is otherwise convertible pursuant to Article VI, it shall continue to be convertible pursuant to Article VI.

SECTION 7.5 Notes Purchased in Part.

Any Note which is to be submitted for Purchase at Holder’s Option only in part shall be delivered pursuant to this Section 7.5 (with, if the Company or the Trustee so requires, due endorsement by, or a written instrument of transfer in form satisfactory to the Company and the Trustee duly executed by, the Holder thereof or its attorney duly authorized in writing, with a medallion guarantee), and the Company shall execute, and the Trustee shall authenticate and make available for delivery to the Holder of such Note without service charge, a new Note or Notes, of any authorized denomination as requested by such Holder, of the same tenor and in aggregate principal amount equal to the portion of such Note not submitted for Purchase at Holder’s Option.

SECTION 7.6 Compliance with Law; Certain Limitations.

(1) The Company shall comply with all applicable federal and state securities laws, and the applicable laws of any foreign jurisdiction, in connection with any offer to sell or solicitations of offers to buy Notes pursuant to this Article VII, including, to the extent applicable, complying with the provisions of Rule 13e-4 and Regulation 14E under the Exchange Act and filing a Schedule TO or any other required schedule under the Exchange Act or other applicable laws.

(2) Notwithstanding anything herein to the contrary, no Notes may be purchased by the Company on an Option Purchase Date if the principal amount of the Notes has been accelerated (other than as a result of a failure to pay the relevant Option Purchase Price), and such acceleration has not been rescinded, on or prior to the relevant Option Purchase Date. The Paying Agent will promptly return to the respective Holders thereof any Notes held by it during the continuance of such an acceleration.

ARTICLE VIII

REPURCHASE OF SECURITIES AT THE OPTION OF THE HOLDER UPON A

FUNDAMENTAL CHANGE

SECTION 8.1 Right to Require Repurchase Upon a Fundamental Change.

(1) In the event any Fundamental Change (as defined below) shall occur, each Holder of Notes shall have the right (the “Fundamental Change Repurchase Right”), at such Holder’s option, to require the Company to repurchase all of such Holder’s Notes (or portions thereof that are integral multiples of $1,000 in principal amount), on a date selected by the Company (the “Fundamental Change Repurchase Date”), which Fundamental Change Repurchase Date shall be no later than 35 days, nor earlier than 20 days, after the date the Fundamental Change Notice (as defined below) is mailed in accordance with Section 8.2, at a price, payable in cash, equal to one hundred percent (100%) of the principal amount of the Notes (or portions thereof) to be so repurchased, plus accrued and unpaid interest, if any, to, but excluding, the Fundamental Change Repurchase Date (the “Fundamental Change Repurchase Price”) (provided, that if such Fundamental Change Repurchase Date is after the close of business on a Record Date for the payment of an installment of interest and on or before the related Interest Payment Date, then the accrued and unpaid interest, if any, to, but excluding, such Interest Payment Date shall be paid, on such Interest Payment Date, to the Holder of record of such Notes at the close of business on such Record Date (without any surrender of such Notes by such Holder), the Fundamental Change Repurchase Price shall be equal to the principal amount of Notes subject to repurchase pursuant to this Article VIII and the Holder surrendering such Notes for repurchase shall not be entitled to any such accrued and unpaid interest unless such Holder was also the Holder of record of such Notes at the close of business on such Record Date), upon:

(i) delivery to the Company (if it is acting as its own Paying Agent), or to a Paying Agent designated by the Company for such purpose in the Fundamental Change Notice, no later than the close of business on the Business Day immediately preceding the Fundamental Change Repurchase Date, of a Purchase Notice, in the form set forth in the Notes or any other form of written notice substantially similar thereto, in each case, duly completed and signed, with appropriate signature guarantee, stating:

(A) the certificate number(s) of the Notes which the Holder will deliver to be repurchased, if such Notes are certificated;

(B) the principal amount of Notes to be repurchased, which must be $1,000 or an integral multiple thereof; and

(C) that such principal amount of Notes are to be repurchased pursuant to the terms and conditions specified in Article VIII of this Supplemental Indenture; and

(ii) delivery to the Company (if it is acting as its own Paying Agent), or to a Paying Agent designated by the Company for such purpose in the Fundamental Change Notice, at any time after the delivery of such Purchase Notice, of such Notes (together with all necessary endorsements), such delivery being a condition to receipt by the Holder of the Fundamental Change Repurchase Price therefor payable as herein provided upon repurchase pursuant to this Article VIII (provided, however, that the Holder of record of such Notes on the Record Date immediately preceding such Fundamental Change Repurchase Date need not surrender such Notes in order to be entitled to receive, on the relevant Interest Payment Date, the accrued and unpaid interest due thereon). If such Notes are held in book-entry form through the Depositary, the Purchase Notice shall comply with the Applicable Procedures.

(2) Upon delivery of certificated Notes to the Company (if it is acting as its own Paying Agent) or such Paying Agent, such Holder shall be entitled to receive, upon request, from the Company or such Paying Agent, as the case may be, a nontransferable receipt of deposit evidencing such delivery.

(3) Notwithstanding anything herein to the contrary, any Holder that has delivered the Purchase Notice contemplated by this Section 8.1 to the Company (if it is acting as its own Paying Agent) or to a Paying Agent designated by the Company for such purpose in the Fundamental Change Notice shall have the right to withdraw such Purchase Notice by delivery, at any time prior to the close of business on the Business Day immediately preceding the Fundamental Change Repurchase Date, of a written notice of withdrawal to the Company (if acting as its own Paying Agent) or the Paying Agent, which notice shall contain the information specified in Section 8.2(2)(xi).

(4) The Paying Agent shall promptly notify the Company of the receipt by it of any Purchase Notice or written notice of withdrawal thereof.

SECTION 8.2 Fundamental Change Notice.

(1) Within 20 days after the Company becomes aware, or should have become aware, of the occurrence of a Fundamental Change, the Company shall mail, or cause to be mailed, to all Holders of the Notes at their addresses shown in the register of the Registrar, and to beneficial owners as required by applicable law, a notice (the “Fundamental Change Notice”) of the occurrence of such Fundamental Change and the Fundamental Change Repurchase Right arising as a result thereof. The Company shall deliver a copy of the Fundamental Change Notice to the Trustee and shall publicly release, through a reputable national newswire service, or publish on the Company’s website, such Fundamental Change Notice.

(2) Each Fundamental Change Notice shall state:

(i) the events causing the Fundamental Change;

(ii) the date of such Fundamental Change;

(iii) the Fundamental Change Repurchase Date;

(iv) the last date by which the Fundamental Change Repurchase Right must be exercised;

(v) the Fundamental Change Repurchase Price;

(vi) the names and addresses of the Paying Agent and the Conversion Agent;

(vii) a description of the procedures which a Holder must follow to exercise the Fundamental Change Repurchase Right;

(viii) that, in order to exercise the Fundamental Change Repurchase Right, the Notes (together with all necessary endorsements) must be surrendered for payment of the Fundamental Change Repurchase Price payable as provided in this Article VIII;

(ix) that the Fundamental Change Repurchase Price for any Note as to which a Purchase Notice has been given and not withdrawn will be paid as promptly as practicable, but no later than the later of such Fundamental Change Repurchase Date and the time of delivery of the Note (together with all necessary endorsements) as described in clause (viii) above;

(x) that on and after such Fundamental Change Repurchase Date (unless there shall be a Default in the payment of the Fundamental Change Repurchase Price payable as provided in this Article VIII), interest on Notes subject to repurchase pursuant to this Article VIII will cease to accrue, and all rights of the Holders of such Notes shall terminate, other than the right to receive, in accordance herewith, the Fundamental Change Repurchase Price payable as provided in this Article VIII;

(xi) that a Holder will be entitled to withdraw its election in the Purchase Notice if the Company (if acting as its own Paying Agent), or the Paying Agent receives, prior to the close of business on the Business Day immediately preceding the Fundamental Change Repurchase Date, or such longer period as may be required by law, a letter, telegram or facsimile transmission (receipt of which is confirmed and promptly followed by a letter) setting forth (I) the name of such Holder, (II) a statement that such Holder is withdrawing its election to have Notes purchased by the Company on such Fundamental Change Repurchase Date pursuant to a repurchase pursuant to this Article VIII, (III) the certificate number(s) of such Notes to be so withdrawn, if such Notes are certificated, (IV) the principal amount of the Notes of such Holder to be so withdrawn, which amount must be $1,000 or an integral multiple thereof and (V) the principal amount, if any, of the Notes of such Holder that remain subject to the Purchase Notice delivered by such Holder in accordance with this Section Article VIII, which amount must be $1,000 or an integral multiple thereof;

(xii) the Conversion Rate and any adjustments to the Conversion Rate that will result from such Fundamental Change, and, if applicable, whether the Company has elected to change the conversion right in lieu of increasing the Conversion Rate in accordance with Section 6.14(e);

(xiii) that Notes with respect to which a Purchase Notice is given by a Holder may be converted pursuant to Article VI, if otherwise convertible in accordance with Article VI, only if such Purchase Notice has been withdrawn in accordance with this Article VIII or if there shall be a Default in the payment of the Fundamental Change Repurchase Price payable as provided in this Article VIII; and

(xiv) the CUSIP number or numbers, as the case may be, of the Notes.

(3) At the Company’s request, upon reasonable prior notice, the Trustee shall mail such Fundamental Change Notice in the Company’s name and at the Company’s expense; provided, however, that the form and content of such Fundamental Change Notice shall be prepared by the Company.

(4) No failure of the Company to give a Fundamental Change Notice shall limit any Holder’s right pursuant hereto to exercise a Fundamental Change Repurchase Right.

SECTION 8.3 Payment of the Fundamental Change Repurchase Price.

(1) Subject to the provisions of this Article VIII, the Company shall pay, or cause to be paid, the Fundamental Change Repurchase Price with respect to each Note as to which the Fundamental Change Repurchase Right shall have been exercised to the Holder thereof as promptly as practicable, but in no event later than the later of the Fundamental Change Repurchase Date and the time such Note (together with all necessary endorsements) is surrendered to the Paying Agent.

(2) Prior to 11:00 A.M., New York City time on a Fundamental Change Repurchase Date, the Company shall deposit with a Paying Agent (or, if the Company is acting as its own Paying Agent, shall have segregated and shall hold in trust in accordance with Section 1003 of the Indenture) money, in funds immediately available on the Fundamental Change Repurchase Date, sufficient to pay the Fundamental Change Repurchase Price payable as herein provided upon repurchase pursuant to this Article VIII with respect to all of the Notes that are to be repurchased by the Company on such Fundamental Change Repurchase Date pursuant to this Article VIII. The Paying Agent shall return to the Company, as soon as practicable, any money not required for that purpose.

SECTION 8.4 Effect of Payment of the Fundamental Change Repurchase Price.

(1) Once the Fundamental Change Notice and the Purchase Notice have been duly given in accordance with this Article VIII, the Notes to be repurchased pursuant to this Article VIII shall, on the Fundamental Change Repurchase Date, become due and payable in accordance herewith, and, on and after such date (unless there shall be a Default in the payment of the Fundamental Change Repurchase Price payable as provided in this Article VIII), such Notes shall cease to be Outstanding and shall cease to bear interest, whether or not the Holder surrenders the Notes to the Paying Agent, and all rights of the Holders of such Notes shall terminate, other than the right to receive, in accordance herewith, the Fundamental Change Repurchase Price.

(2) Notes with respect to which a Purchase Notice has been duly delivered in accordance with this Article VIII may be converted pursuant to Article VI, if otherwise convertible in accordance with Article VI, only if such Purchase Notice has been withdrawn in accordance with this Article VIII or if there shall be a Default in the payment of the Fundamental Change Repurchase Price payable as provided in this Article VIII.

(3) If any Note shall not be paid upon surrender thereof for repurchase pursuant to this Article VIII, the principal of, and accrued and unpaid interest on, such Note shall, until paid, bear interest, payable in cash, at the rate borne by such Note on the principal amount of such Note, and if such Note is otherwise convertible pursuant to Article VI, it shall continue to be convertible pursuant to Article VI.

SECTION 8.5 Notes Purchased in Part.

Any Note which is to be submitted for repurchase pursuant to this Article VIII only in part shall be delivered pursuant to this Article VIII (with, if the Company or the Trustee so requires, due endorsement by, or a written instrument of transfer in form satisfactory to the Company and the Trustee duly executed by, the Holder thereof or its attorney duly authorized in writing, with a medallion guarantee), and the Company shall execute, and the Trustee shall authenticate and make available for delivery to the Holder of such Note without service charge, a new Note or Notes, of any authorized denomination as requested by such Holder, of the same tenor and in aggregate principal amount equal to the portion of such Note not duly submitted for repurchase pursuant to this Article VIII.

SECTION 8.6 Compliance with Law; Certain Limitations.

(1) The Company shall comply with all applicable federal and state securities laws, and the applicable laws of any foreign jurisdiction, in connection with any offer to sell or solicitations of offers to buy Notes pursuant to this Article VIII, including, to the extent applicable, complying with the provisions of Rule 13e-4 and Regulation 14E under the Exchange Act and filing a Schedule TO or any other required schedule under the Exchange Act or other applicable laws.

(2) Notwithstanding anything herein to the contrary, no Notes may be purchased by the Company on a Fundamental Change Repurchase Date if the principal amount of the Notes has been accelerated (other than as a result of a failure to pay the relevant Fundamental Change Repurchase Price), and such acceleration has not been rescinded, on or prior to the relevant Fundamental Change Repurchase Date. The Paying Agent will promptly return to the respective Holders thereof any Notes held by it during the continuance of such an acceleration.

SECTION 8.7 Certain Definitions.

(1) As used herein and in the Notes, a “Fundamental Change” shall be deemed to have occurred upon the occurrence of either a “Change in Control” or a “Termination of Trading.”

(2) A “Change in Control” shall be deemed to have occurred at such time as:

(A) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act), other than the Company, any of its Subsidiaries or any of its employee benefit plans, is or becomes the “beneficial owner” (as such term is used in Rule 13d-3 under the Exchange Act), directly or indirectly, of more than fifty percent (50%) of the total outstanding voting power of the Company’s Voting Stock; or

(B) there occurs a sale, transfer, lease, conveyance or other disposition of all or substantially all of the property or assets of the Company to any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act) (other than to one or more of the Company’s wholly-owned Subsidiaries), including any group acting for the purpose of acquiring, holding, voting or disposing of securities within the meaning of Rule 13d-5(b)(1) under the Exchange Act; or

(C) the Company consolidates with, or merges with or into, another person (other than a Subsidiary of the Company) or any person (other than a Subsidiary of the Company) consolidates with, or merges with or into, the Company, unless either:

(1) the persons that “beneficially owned” (as such term is used in Rule 13d-3 under the Exchange Act), directly or indirectly, the shares of the Company’s Voting Stock immediately prior to such consolidation or merger “beneficially own,” directly or indirectly, immediately after such consolidation or merger, shares of the surviving or continuing corporation’s Voting Stock representing at least a majority of the total outstanding voting power of all outstanding classes of Voting Stock of the surviving or continuing corporation in substantially the same proportion as such ownership immediately prior to such consolidation or merger; or

(2) the merger is solely for the purpose of changing the Company’s jurisdiction of incorporation and results in a reclassification, conversion or exchange of outstanding shares of Common Stock solely into shares of the surviving entity;

(D) the following persons cease for any reason to constitute a majority of the Board of Directors:

(1) individuals who on the Issue Date constituted the Board of Directors; and

(2) any new directors whose election to the Board of Directors or whose nomination for election by the Company’s shareholders was approved by at least a majority of the directors of the Company then still in office who either were directors of the Company whose election or nomination for election was previously so approved or were directors of the Company on the Issue Date; or;

(E) the Company is liquidated or dissolved or the holders of the Company’s Capital Stock approve a plan or pass a resolution approving a plan for the liquidation or dissolution of the Company.

However, a “Change in Control” shall not be deemed to have occurred pursuant to Section 8.7(2)(C) if both of the following conditions are satisfied (a transaction that satisfies both of the following conditions, a “Listed Business Combination”): (x) in the applicable merger or consolidation, at least ninety percent (90%) of the consideration (other than cash payments for fractional shares or pursuant to statutory appraisal rights) in such merger or consolidation consists of common stock traded or quoted on a U.S. national securities exchange or approved for trading on an established United States system of automated dissemination of quotations of securities prices (or which will be so traded or quoted when issued or exchanged in connection with such consolidation or merger) (“Listed Stock”), and, (y) as a result of such consolidation or merger, the Notes become convertible into cash and the Daily Share Amount, if any, which shall be payable at the Company’s option in cash, shares of such Listed Stock (and associated rights, if applicable) or a combination thereof.

(3) A “Termination of Trading” shall be deemed to occur if the Common Stock (or other common stock into which the Notes are then convertible) is neither listed for trading on a U.S. national securities exchange nor approved for trading on an established United States system of automated dissemination of quotations of securities prices or an established over-the-counter trading market in the United States, and no American Depositary Shares or similar instruments for such common stock are listed or approved for listing in the United States.

ARTICLE IX

SUPPLEMENTAL INDENTURES

SECTION 9.1 Supplemental Indentures without Consent of Holders of Notes.

Section 901 of the Indenture shall not be applicable to the Notes.

Without the consent of any Holders of Notes the Company, when authorized by a Board Resolution, and the Trustee, at any time and from time to time, may enter into one or more indentures supplemental hereto, in form reasonably satisfactory to the Trustee, for any of the following purposes:

(1) to evidence the assumption of the Company’s obligations under the Indenture, this Supplemental Indenture or the Notes by a successor upon the Company’s consolidation or merger or the sale, transfer, lease, conveyance or other disposition of all or substantially all of the Company’s property or assets in accordance with the Indenture;

(2) to give effect to an election, pursuant to such Section 6.14(e), by the Company to make an Acquirer Stock Conversion Right Adjustment with respect to a Public Acquirer Fundamental Change;

(3) to make adjustments in accordance with this Indenture to the right to convert the Notes upon certain reclassifications or changes in the Common Stock and certain consolidations, mergers and binding share exchanges upon the sale, transfer, lease, conveyance or other disposition of all or substantially all the Company’s property or assets;

(4) to secure the obligations of the Company in respect of the Notes;

(5) to add to the covenants of the Company described in this Supplemental Indenture or the Indenture for the benefit of Holders or to surrender any right or power conferred upon the Company;

(6) to make provisions with respect to adjustments to the Conversion Rate as required by this Supplemental Indenture or to increase the Conversion Rate in accordance with this Supplemental Indenture;

(7) to comply with the rules or regulations of any securities exchange or automated quotation system on which any of the Notes may be listed or traded;

(8) to add to, change or eliminate any of the provisions of the Indenture or this Supplemental Indenture as shall be necessary or desirable in accordance with any amendments to the TIA, provided that such action does not adversely affect the rights or interests of any Holder of Notes;

(9) to add any additional Events of Default for the benefit of the Holders of all or any series of Securities (including the Notes) issued under the Indenture (and if such additional Events of Default are to be for the benefit of fewer than all series of Securities, stating that such additional Events of Default are expressly being included solely for the benefit of such series);

(10) to add to or change any of the provisions of the Indenture or this Supplemental Indenture to such extent as shall be necessary to permit or facilitate the issuance of Notes in bearer form, registrable or not registrable as to principal, and with or without interest coupons, or to permit or facilitate the issuance of Notes in uncertificated form;

(11) to add to, change or eliminate any of the provisions of the Indenture in respect of one or more series of Securities (including the Notes), provided that any such addition, change or elimination (A) shall neither (i) apply to any Notes of any Series created prior to the execution of such supplemental indenture and entitled to the benefit of such provision nor (ii) modify the rights of the Holder of any such Notes with respect to such provision or (B) shall become effective only when there is no such Notes Outstanding;

(12) to establish the form or terms of Securities of any series as permitted by the Indenture;

(13) to evidence and provide for the acceptance of appointment under the Indenture by a successor trustee with respect to the Securities of one or more series and to add to or change any of the provisions of the Indenture as shall be necessary to provide for or facilitate the administration of the trusts under the Indenture by more than one Trustee;

(14) to supplement any of the provisions of the Indenture or this Supplemental Indenture to such extent as shall be necessary to permit or facilitate the defeasance and discharge of any series of Securities (including the Notes), provided that any such action shall not adversely affect the interests of the Holders of Securities of such series or any other series of Securities in any material respect; or

(15) to reopen this Supplemental Indenture and issue Additional Notes in accordance with the provisions of Section 1.1(3).

In addition, the Company and the Trustee may enter into a supplemental indenture without the consent of Holders of the Notes to cure any ambiguity, defect, omission or inconsistency in this Indenture or the Notes in a manner that does not, individually or in the aggregate with all other modifications made or to be made to the Indenture, adversely affect the rights of any Holder in any material respect; provided that, any modification of the Indenture and the Notes to conform the provisions of the Indenture to the section entitled “Description of Notes” in the Prospectus Supplement relating to the Notes dated May 2, 2007 shall not be deemed to adversely affect the rights of any Holder in any material respect. The Company and the Trustee may also enter into a supplemental indenture without the consent of Holders of the Notes in order to conform the Indenture or this Supplemental Indenture to the “Description of the Notes” contained in the Prospectus Supplement.

Upon a Company Request, accompanied by a Board Resolution authorizing the execution of any such supplemental indenture, and subject to and upon actual receipt by a Responsible Officer of the Trustee of the documents described in the Indenture, the Trustee is hereby authorized to join with the Company in the execution of any supplemental indenture authorized or permitted by the terms of this Supplemental Indenture and to make any further appropriate agreements and stipulations that may be therein contained.

SECTION 9.2 Supplemental Indentures with Consent of Holders of Notes.

Section 902 of the Indenture shall not be applicable to the Notes.

The Company, with the consent of the Trustee may amend or supplement the Indenture, this Supplemental Indenture or the Notes without notice to any Holder, but with the written consent of the Holders of at least a majority in aggregate principal amount of the Outstanding Notes. Notwithstanding anything herein to the contrary, without the consent of each Holder of each Outstanding Note affected, an amendment, supplement or waiver, may not:

(1) change the maturity of the principal of, or the payment date of any installment of interest on, any Note;

(2) reduce the principal amount of, or any premium or interest on, any Note;

(3) change the place, manner or currency of payment of principal of, or any premium or interest on, any Note;

(4) impair the right to institute suit for the enforcement of any payment on, or with respect to, or of the conversion of, any Note;

(5) modify, in a manner adverse to Holders, the provisions with respect to the right of Holders pursuant to Article VII to require the Company to purchase Notes on an Option Purchase Date or to repurchase Notes upon the occurrence of a Fundamental Change;

(6) adversely affect the right of Holders to convert Notes in accordance with Article VI;

(7) to modify the ranking of the Notes in a manner adverse to Holders;

(8) reduce the percentage of the aggregate principal amount of the Outstanding Notes whose Holders must consent to a modification to or amendment of any provision of the Indenture or the Notes;

(9) reduce the percentage of the aggregate principal amount of the Outstanding Notes whose Holders must consent to a waiver of compliance with any provision of the Indenture or the Notes or a waiver of any Default or Event of Default; or

(10) modify the provisions of the Indenture with respect to modification and waiver (including waiver of a Default or an Event of Default), except to increase the percentage required for modification or waiver or to provide for consent of each affected Holder.

It shall not be necessary for any Act of Holders of Notes under this Section to approve the particular form of any proposed supplemental indenture, but it shall be sufficient if such Act shall approve the substance thereof.

ARTICLE X

CONSOLIDATION, MERGER, CONVEYANCE, TRANSFER OR LEASE

SECTION 10.1 Amendment to Section 801 of the Indenture.

Section 801 of the Indenture is hereby amended to add the words “(other than to one or more of the Company’s Subsidiaries as an entirety or substantially as an entirety)” after the words “any other Person” in the third line of the first paragraph of such section.

ARTICLE XI

DISCHARGE OF OBLIGATIONS UNDER THE SUPPLEMENTAL INDENTURE, THE

INDENTURE AND THE NOTES; DEFEASANCE

SECTION 11.1 Termination of the Obligations of the Company.

The obligations of the Company with respect to the Notes under this Supplemental Indenture, the Indenture and the Notes shall cease to be of further effect if (a) either (i) all Outstanding Notes (other than Notes replaced pursuant to Section 306 of the Indenture) have been delivered to the Trustee for cancellation or (ii) all Outstanding Notes have become due and payable on the Maturity Date or pursuant to Article V, Article VII or Article VIII, and in any

case the Company irrevocably deposits, prior to the applicable due date, with the Paying Agent or Trustee (if the Paying Agent is not the Company or any of its Affiliates) cash in money of the United States that at the time of payment is legal tender for payment of public and private debts, sufficient to pay all amounts due and owing on all outstanding Securities (other than Securities replaced pursuant to Section 306 of the Indenture) on the Maturity Date or an Option Purchase Date, Redemption Date or Fundamental Change Repurchase Date, as the case may be; (b) the Company pays to the Trustee or Paying Agent all other sums payable hereunder by the Company; (c) no Default or Event of Default with respect to the Securities shall exist on the date of such deposit and (d) such deposit will not result in a breach or violation of, or constitute a Default or Event of Default under, this Indenture or any other agreement or instrument of which the Company is a party or by which the Company is bound; provided, however, that (i) Sections 303, 304, 305, 306, 308, 309, 606, 607, 610, 611, 1002, 1003, 1005 of the Indenture, (ii) Sections 5.1(5) and 5.1(6) of the Supplemental Indenture and Articles I, VI, VII, VIII, and XI of the Supplemental Indenture and (iii) the rights, powers trusts, duties and immunities of the Trustee under the Indenture and the Supplemental Indenture shall survive any discharge of obligations pursuant to this Section 11.1 until such time as the Notes have been paid in full and there are no Notes Outstanding.

SECTION 11.2 Application of Trust Money.

The Trustee or Paying Agent, as applicable, shall hold in trust all money deposited with it pursuant to Section 11.1 and shall apply such deposited money through the Paying Agent and in accordance with this Supplemental Indenture to the payment of amounts due on the Notes.

SECTION 11.3 Repayment to Company.

The Trustee and the Paying Agent shall promptly notify the Company of, and pay to the Company upon the request of the Company, any excess money held by them at any time. The Trustee or the Paying Agent, as the case may be, shall provide written notice to the Company of any money that has been held by it and has, for a period of two years, remained unclaimed for the payment of the principal of, or any accrued and unpaid interest on, the Notes. The Trustee and the Paying Agent shall pay to the Company upon the written request of the Company any money held by them for the payment of the principal of, premium, if any, or any accrued and unpaid interest on, the notes that remains unclaimed for two years; provided, however, that the Trustee or such Paying Agent, before being required to make any such repayment, may (in no event later than five days after the Company requests repayment pursuant to this Section 11.3), at the expense of the Company, cause to be published once in a newspaper of general circulation in the City of New York or cause to be mailed to each Holder, notice stating that such money remains unclaimed and that, after a date specified therein, which shall not be less than 30 days from the date of such publication or mailing, any unclaimed balance of such money then remaining will be repaid to the Company. After payment to the Company, Holders entitled to the money must look to the Company for payment as general creditors, subject to applicable law, and all liability of the Trustee and the Paying Agent with respect to such money and payment shall, subject to applicable law, cease.

SECTION 11.4 Reinstatement.

If the Trustee or Paying Agent is unable to apply any money in accordance with Sections 11.1 and 11.2 by reason of any legal proceeding or by reason of any order or judgment of any court or governmental authority enjoining, restraining or otherwise prohibiting such application, the obligations of the Company with respect to the Notes under this Supplemental Indenture, the Indenture and the Notes shall be revived and reinstated as though no deposit had occurred pursuant to Sections 11.1 and 11.2 until such time as the Trustee or Paying Agent is permitted to apply all such money in accordance with Sections 11.1 and 11.2; provided, however, that if the Company has made any payment of amounts due with respect to any Notes because of the reinstatement of its obligations, then the Company shall be subrogated to the rights of the Holders of such Notes to receive such payment from the money held by the Trustee or Paying Agent.

SECTION 11.5 Amendment to Section 1302; Survival of Provisions of Supplemental Indenture upon Defeasance.

Section 1302 of the Indenture is hereby amended to delete all of the words following the colon the words “hereunder:” in the second sentence of Section 1302 and to replace them with the following words “(i) Sections 303, 304, 305, 306, 308, 309, 606, 607, 610, 611, 1002, 1003, 1005 of the Indenture and (ii) the rights, powers trusts, duties and immunities of the Trustee under the Indenture.” In addition , upon Defeasance in accordance Section 1302 of the Indenture, (i) Sections 5.1(5) and 5.1(6) of the Supplemental Indenture and Articles I, VI, VII, VIII and XI of the Supplemental Indenture and (ii) the rights, powers trusts, duties and immunities of the Trustee under the Supplemental Indenture shall survive such Defeasance.

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed all as of the day and year first above written.

EPICOR SOFTWARE CORPORATION

By:	/s/ Michael Piraino
Name:	Michael Piraino
Title:	Chief Financial Officer and Senior Vice President

U.S. BANK NATIONAL ASSOCIATION, as Trustee

By:	/s/ Paula Oswald
Name:	Paula Oswald
Title:	Vice President